UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Greenbrier Companies, Inc.

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GBX

THE GREENBRIER COMPANIES

2022

The Greenbrier Companies Notice of Annual Meeting of Shareholders & Proxy Statement

 FROM OUR BOARD

Dear Shareholders:

We appreciate your investment in Greenbrier. In 2021, the Board and our executive leadership team worked together to meet our commitments to Greenbrier’s shareholders, employees, customers, suppliers and communities.

Over the last year, Greenbrier shaped our business for the future while addressing the very immediate demands resulting from COVID-19. Our most critical undertaking was protecting the health and safety of our employees. At the same time, our essential business designation required us to maintain operational continuity and to help communities worldwide respond to the pandemic. Our efforts made Greenbrier stronger.

We have engaged with our stakeholders and listened to your priorities for Greenbrier. Our response to your input is demonstrated through our business endeavors and our ongoing commitment to environmental, social and governance practices. Your participation, feedback and trust help us make decisions that reflect your interests and drive value for all of Greenbrier’s stakeholders.

On behalf of our fellow Board of Directors and the entire company, thank you for your continued support as Greenbrier executes our strategy for long-term growth and shareholder value.

William A. Furman

Chairman of the Board and Chief Executive Officer

Admiral Thomas B. Fargo

Lead Director

Lorie L. Tekorius

President and COO

Incoming CEO

Focus and Accomplishments in Fiscal 2021

Greenbrier’s Board and management’s primary focus in fiscal 2021 was on operating the core business safely and maintaining profitability in a challenging environment while improving shareholder returns, resulting in a one-year Total Shareholder Return (TSR) of 67%. Greenbrier accomplished this by:

•	Continuing a stable annual dividend of $1.08 per share

•	Maximizing utilization of tax benefits by innovating our leasing model

•	Sustaining a strong market share to provide for future stability and a return to a more normal operating environment

The effectiveness of Greenbrier’s long-term strategy is illustrated by the fact that 2021 EBITDA was 210% higher than the prior trough level of $70 million in the Great Recession (2009 / 2010). The Company has consistently achieved higher peaks and higher troughs throughout business cycles and market disruptions, reflecting among other things, the Compensation Committee’s successful strategy to create value for shareholders.

Additional accomplishments:

•	Ongoing focus on employee safety as a priority is shown by record-low incident rate of 1.27

•	Operated at all locations worldwide as an essential infrastructure business

•	Grew new railcar backlog by 2,000 units and $400 million of value from prior year

•

Formed GBX Leasing joint venture to build a high-quality portfolio that generates stable, tax-advantaged cash flows with nearly $200 million of leased railcar assets. The initial investment generated significant tax benefits from the Cares Act in fiscal 2021

•	Strategically refinanced nearly $1.5 billion of debt effectively doubling the maturity profile

•

On October 26, 2021, Greenbrier announced Lorie L. Tekorius as the new CEO and President, effective March 1, 2022. Bill Furman, Greenbrier’s co-founder and CEO, will transition to the newly created role of Executive Chairman until his retirement on September 1, 2022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

2022 ANNUAL MEETING INFORMATION

Meeting Date: Friday, January 7, 2022	Meeting Access: www.virtualshareholder meeting.com/GBX2022	Meeting Time: 2:00 p.m. (Pacific Time)	Record Date: November 4, 2021

PROXY VOTING

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, please promptly vote by telephone or over the Internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting.

ONLINE	BY PHONE	BY MAIL

Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended August 31, 2021 are available at https://materials.proxyvote.com/393657

To protect the health and safety of our employees, directors and shareholders during these uncertain times, our Board has determined and authorized that the Annual Meeting be conducted virtually solely by remote communication beginning at 2:00 p.m. Pacific Time on January 7, 2022, via webcast at http://www.virtualshareholdermeeting.com/GBX2022. You may notify the Company of your desire to participate in the meeting by logging into the online site in advance of the meeting. The Annual Meeting is being held for the purpose of voting on the items set forth below and to transact such other business as may properly come before the meeting.

ITEMS TO BE VOTED ON

Proposal 1	—	Election of Directors	Page 18

Proposal 2	—	Advisory Approval of Executive Compensation	Page 46

Proposal 3	—	Ratification of Appointment of Independent Auditors	Page 49

As of the date of this Notice, the Company has not received notice of any matters, other than those set forth above, that may properly be presented at the Annual Meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the proxy card, or their duly constituted substitutes, are authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

Holders of record of our Common Stock at the close of business on November 4, 2021 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Christian M. Lucky Secretary November 10, 2021

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read this entire proxy statement carefully before voting. This Proxy Statement is first being released to shareholders on November 10, 2021.

PROPOSAL 1 Election of Directors

The Board recommends a vote FOR all Director Nominees

Our Nominating and Corporate Governance Committee and our Board recommend that shareholders vote “FOR” all director nominees as they have determined that each of the nominees possesses the right experience and qualifications to effectively oversee Greenbrier’s business strategy and risk management. Each of the nominees is nominated for a three-year term.

See “Proposal 1, Election of Directors” on page 18 of this Proxy Statement.

DIRECTOR NOMINEES

The following table summarizes the qualifications of the director nominees. Two directors (Duane C. McDougall and Donald A. Washburn) are not standing for election.

Name	Summary of Basis for Recommendation

Thomas B. Fargo

Admiral Fargo has served on the Greenbrier board since 2015 and as Lead Director since January 2021. He is also the Chair of Greenbrier’s Compensation Committee. Admiral Fargo provides significant executive leadership, operational and manufacturing expertise to the Board. The Board recommends a vote “FOR” Admiral Fargo.

Antonio O. Garza

Ambassador Garza has served as a member of the Board since July 2021. He served as the U.S. Ambassador to Mexico from 2002 to 2009 and provides significant expertise in the North American rail industry as a Board member of Kansas City Southern. Given Greenbrier’s significant manufacturing operations in Mexico, Ambassador Garza’s expertise in U.S. and Mexico relations and the business and political environments in each country will be beneficial. The Board recommends a vote “FOR” Ambassador Garza.

James R. Huffines

Mr. Huffines has served as a member of the Board since July 2021 and has more than 35 years of experience in the banking and finance sectors. Mr. Huffines also brings public company and governmental expertise to the Board. The Board recommends a vote “FOR” Mr. Huffines.

PROPOSAL 2 Advisory Approval of Executive Compensation	The Board recommends a vote FOR this proposal Our Board recommends that shareholders vote “FOR” the advisory approval of the compensation of our named executive officers for fiscal 2021.
See “Proposal 2, Advisory Approval of Executive Compensation” on page 46 of this Proxy Statement.

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PROXY SUMMARY

Executive Compensation At-a-Glance

In fiscal 2021, we made adjustments to our compensation programs based on shareholder engagement and feedback. At our 2021 Annual Meeting, approximately 96% of shareholders who voted cast votes in favor of approving the compensation of our named executive officers. In light of this support, we are continuing with our compensation program and strategy, including Mr. Furman’s voluntary reduction in base salary, that was widely supported by shareholders.

Performance Highlights

Below are the key financial metric results for our fiscal 2021 executive incentive programs. Fiscal 2021 was the first year we included an annual EPS metric and utilized an EBITDA after bonus metric.

Annual Adjusted EBITDA (after bonus) $150 MILLION Goal: $225 million	36-Month Cumulative EBITDA $698 MILLION Goal: $900 million

Annual Adjusted EPS $1.28 Goal: $1.00	36-Month Return on Invested Capital (ROIC) 4.7% Goal: 14%

Compensation Highlights

The Company’s incentive compensation payouts demonstrate rigor of performance targets set by the Compensation Committee and reflect the cyclical nature of our business. When setting the short-term and long-term incentive metrics and ranges, the Compensation Committee considers the macro business environment, industry backlog, the Company’s backlog, production and delivery schedules, and other factors related to the freight railroad industry, including supply chain disruptions, that impact demand. The annual incentive program metrics were set in August 2020, and the payout ranges were not adjusted for the continuing impact of the pandemic although EPS and EBITDA were adjusted for certain items where management actions benefited the long-term health of the Company even though there was a negative short-term financial impact. The long-term incentive performance program that completed August 31, 2021, reflected metrics set in the Fall of 2018. Actual industry deliveries were 36% lower than our expectations when the metrics were set, impacted by the COVID-19 pandemic and resulting economic weakness. No adjustments were made to our long-term performance metrics or payout levels.

SHORT-TERM INCENTIVE	2021 AVERAGE PAYOUT FOR ALL NEOs		2020 AVERAGE PAYOUT FOR ALL NEOs		2019 AVERAGE PAYOUT FOR ALL NEOs
1-year performance period	94.1%	OF TARGET	83.7%	OF TARGET	98.4%	OF TARGET

LONG-TERM INCENTIVE	2021 AVERAGE PAYOUT FOR ALL NEOs		2020 AVERAGE PAYOUT FOR ALL NEOs		2019 AVERAGE PAYOUT FOR ALL NEOs
36-month performance period	39.8%	OF TARGET	28.6%	OF TARGET	98.6%	OF TARGET

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PROXY SUMMARY

PROPOSAL 3 Ratification of Appointment of Auditors	The Board recommends a vote FOR this proposal Our Board recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as auditors for fiscal 2022.
See “Proposal 3, Ratification of Appointment of Auditors” on page 49 of this Proxy Statement.

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Board Composition

Our Board is composed of eleven non-employee directors and our CEO and co-founder, Bill Furman. Below we have highlighted key areas of experience that qualify each director to serve on the Board. Mr. McDougall and Mr. Washburn have informed the Board they will not stand for re-election and are retiring when their terms complete in January 2022. The Board would like to thank them for their outstanding service and contributions to Greenbrier’s success. The Board has determined it is in the best interests of the Company and its stakeholders for each of the 10 remaining directors to continue serving on the Board and recommends the election of Admiral Fargo, Ambassador Garza and Mr. Huffines. Ambassador Garza and Mr. Huffines were appointed to the Board in July 2021 as part of the ongoing Board refreshment process. Ambassador Garza brings significant international and rail industry expertise to the Board. Mr. Huffines adds important banking and finance expertise and public company experience.

Thomas B. Fargo	AGE: 73 POSITION: Lead Director and Chair of the Compensation Committee

DIRECTOR SINCE: 2015 CURRENT TERM EXPIRATION: 2022

EXPERIENCE: Admiral Fargo has served as a member of the Board since 2015 and as Lead Director since January 2021. Admiral Fargo is a retired military commander with subsequent private sector experience in maritime and other transportation industries. As commander of the U.S. Pacific Command from 2002 until 2005, he led the world’s largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force. In this role, Admiral Fargo acted as U.S. military representative for collective defense arrangements in the Pacific, ultimately responsible to the President and the Secretary of Defense through the Chairman, Joint Chiefs of Staff. Admiral Fargo’s naval career included six tours in Washington, D.C. and extensive duties in the Pacific, Indian Ocean and Middle East, including serving as Commander-in-Chief of the U.S. Pacific Fleet and Commander of the Naval Forces of the Central Command. He serves as Chairman of Hawaiian Electric Industries and is on the Board of Directors for Matson. Previously, Admiral Fargo served as the Chairman of USAA and has also served on the Boards of Northrop Grumman Corporation, Alexander & Baldwin, Inc., Hawaiian Airlines and Huntington Ingalls Industries.

QUALIFICATIONS: Admiral Fargo brings executive leadership and operational, manufacturing and international expertise to the Board.

Antonio O. Garza	AGE: 62 POSITION: Director

DIRECTOR SINCE: 2021 CURRENT TERM EXPIRATION: 2022

EXPERIENCE: Ambassador Garza has served as a member of the Board since July 2021. He is Counsel in the Mexico City office of White & Case LLP, a global law firm. Prior to joining White & Case, Ambassador Garza served as the U.S. Ambassador to Mexico from 2002 to 2009. He also is currently a Director of Kansas City Southern, a Class 1 railroad, and is the Chairman of its Mexican subsidiary Kansas City Southern de México. Ambassador Garza is also on the Board of MoneyGram International, Inc. and Americas Technology Acquisition Corp. He was Chairman of the Railroad Commission of Texas, elected to that statewide office in 1998, and served through 2002. Ambassador Garza is a member of the Board of Trustees of Southern Methodist University. He also is a Director of the Americas Society, the U.S. Chamber of Commerce in Mexico and is a member of the Council on Foreign Relations (CFR) and COMEXI, the CFR’s Mexican counterpart. From 1994 through 1997, he was the State of Texas Secretary of State, and Senior Policy Advisor to the Governor of Texas. He is a member of the State Bar of Texas, the District of Columbia Bar and is admitted to practice before the United States Supreme Court. Ambassador Garza is a past recipient of the Aguila Azteca (Aztec Eagle), the highest honor bestowed by the Mexican government on a foreign national.

QUALIFICATIONS: Ambassador Garza is Counsel for White & Case LLP, brings international expertise and rail industry and governmental experience to the Board.

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CORPORATE GOVERNANCE

James R. Huffines	AGE: 70 POSITION: Director

DIRECTOR SINCE: 2021 CURRENT TERM EXPIRATION: 2022

EXPERIENCE: Mr. Huffines has served as a member of the Board since July 2021. Mr. Huffines currently serves on the holding company board of Susser Holdings. He has more than 35 years of experience in banking and finance and most recently served as Chief Operating Officer (COO) for subsidiaries of Hilltop Holdings, Inc., a publicly-traded banking and financial services company. He also acted as a member of the Hilltop Board of Directors from 2012 through 2017. Mr. Huffines joined Plains Capital Bank in 2001 as Chairman of the Central and South Texas banking markets. He served as President and COO of Plains Capital Corporation from 2010-2015. In addition, he served on the Plains Capital Bank Board for 15 years as well as serving on the Plains Capital Corporation Board. From 2007 to 2012, Mr. Huffines also served on the Board of Energy Future Holdings as an independent director and as the Board’s Audit Committee Chairman. Mr. Huffines presided as Chairman on the University of Texas System board of regents for four years during his seven years as a Regent. He also was on the Board of the UTIMCO, a $35 billion endowment fund for higher education in Texas. Mr. Huffines currently is Chair of the Board of Southwestern Medical Foundation. In 2009, Mr. Huffines was inducted into the UT McCombs School of Business Hall of Fame and in 2011 he received the Distinguished Alumnus Award from University of Texas at Austin.

QUALIFICATIONS: Mr. Huffines brings banking and finance expertise, and public company and governmental experience to the Board.

Wanda F. Felton	AGE: 63 POSITION: Director

DIRECTOR SINCE: 2017 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Ms. Felton has served as a member of the Board since 2017. Ms. Felton has over 30 years of financial industry experience in commercial and investment banking. Ms. Felton was a Presidential Appointee and was confirmed twice by the U.S. Senate to serve on the board of the Export Import Bank of the United States as Vice Chair of the Board and First Vice President from June 2011 to November 2016. In that role, she was on the team of economic deputies that advised the National Security Staff and the President’s Export Council on trade and investment. Ms. Felton was actively engaged in helping U.S. companies penetrate international markets and develop pragmatic financing solutions to win sales. Ms. Felton had oversight responsibility for the Office of the Chief Financial Officer and enterprise risk management functions, and served on the bank’s credit committee, which was responsible for approving debt financings over $10 million for a broad range of financing types across a range of industries. A significant portion of such financings supported the export of U.S.-manufactured transportation equipment, including rail equipment and aircraft, to emerging markets. Ms. Felton serves as a Board Practice Advisor on Diversity to Spencer Stuart and as a Trustee of The Cooper Union for the Advancement of Science and Art. Recently, Savoy Magazine recognized Wanda Felton as a 2021 Most Influential Black Corporate Director in its Fall 2021 edition.

QUALIFICATIONS: Ms. Felton brings her significant prior experience with emerging markets business development and capital raising to the Board.

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CORPORATE GOVERNANCE

Graeme A. Jack	AGE: 70 POSITION: Director and Chair of the Audit Committee

DIRECTOR SINCE: 2006 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Mr. Jack has served as a member of the Board since 2006. He is a retired partner of PricewaterhouseCoopers LLP in Hong Kong. Mr. Jack is an independent non-executive director of the Hutchison Port Holdings Management Pte. Limited, the trustee manager of Hutchison Port Holdings Trust and HUTCHMED (China) Limited. For the six years ended June 30, 2021, Mr. Jack was an independent non-executive director of COSCO SHIPPING Development Company Limited.

QUALIFICATIONS: Mr. Jack brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally and in China in particular.

David L. Starling	AGE: 71 POSITION: Director

DIRECTOR SINCE: 2017 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Mr. Starling has served as a member of the Greenbrier Board of Directors since 2017. Mr. Starling also serves as Chairman of the Board of Ports America, the largest port and terminal operator in the United States. In 2021, he was appointed as Trustee of the voting trust in the Canadian Pacific & Kansas City Southern (KCS) merger. Additionally, Mr. Starling is a Senior Advisor for Oaktree Infrastructure Fund, with nearly $2.5 billion assets under management, and a part of Oaktree Capital Management. The Fund invests in companies that provide products and services to support infrastructure assets. Previously, Mr. Starling served as Director, President and Chief Executive Officer of Kansas City Southern, a Class I railroad, from 2010 to 2016. He served as President and Chief Operating Officer of KCS from 2008 to 2010. Prior to that, he was Vice Chairman of the Board of Directors of Kansas City Southern de Mexico. Mr. Starling has served as Vice Chairman of the Board of Directors of Panama Canal Railway Company and Panarail, and on the Board of Ferrellgas Partners LP from 2014 to 2017. Before joining KCS, Mr. Starling served as President and Director General of Panama Canal Railway Company from 1999 through 2008.

QUALIFICATIONS: Mr. Starling’s more than 40 years of operating experience provides Greenbrier’s Board with unique railroading expertise in both North America and international markets

Wendy L. Teramoto	AGE: 47 POSITION: Director

DIRECTOR SINCE: 2019 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Ms. Teramoto has been a senior investment management professional with an affiliate of Fairfax Financial Holdings Limited since 2018. From 2017 to 2018, she served in a senior capacity at the United States Department of Commerce. Until 2017, Ms. Teramoto was a Managing Director and a senior investment management professional, and a founding partner, at a New York-based private equity firm affiliated with Invesco Ltd. Ms. Teramoto has served as a board member for several companies in the transportation sector. In addition to serving on many private boards, Ms. Teramoto previously served on the Greenbrier Board from 2009 to 2017, and on the board for Navigator Holdings Ltd. from 2014 to 2017.

QUALIFICATIONS: Ms. Teramoto brings investment management and financial expertise, and experience with manufacturing and other heavy industry companies to the Board.

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CORPORATE GOVERNANCE

William A. Furman	AGE: 77 POSITIONS: Chairman of the Board of Directors and Chief Executive Officer

DIRECTOR SINCE: 1981 CURRENT TERM EXPIRATION: 2024

EXPERIENCE: Mr. Furman has served as a member of the Board since 1981 and as the Company’s Chief Executive Officer since 1994. He has served as the Chairman of the Board of Directors since January 2014. As a founder, Mr. Furman has been associated with the Company and its predecessor companies since 1974. He has led the Company through incredible growth over the last decade, including international expansion and significantly increased market share in North America. He is highly experienced in the cycles of our business and uniquely qualified to lead the Company. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman formerly served as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

QUALIFICATIONS: As a founder of the Company, Mr. Furman brings executive management and railcar industry experience to the Board as well as historical perspective on the Company’s origins and evolution.

Charles J. Swindells	AGE: 79 POSITION: Director

DIRECTOR SINCE: 2005 CURRENT TERM EXPIRATION: 2024

EXPERIENCE: Ambassador Swindells has served as a member of the Board since 2005. He also provides consulting services to the Company on international projects. Ambassador Swindells is currently engaged as an advisor to Bessemer Trust, an independent provider of investment management and wealth planning to families and individuals. He served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Ambassador Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, He was Vice Chairman of U.S. Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. Ambassador Swindells also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the NYSE. He was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon.

QUALIFICATIONS: Ambassador Swindells brings financial and global business expertise, senior executive leadership, governance expertise and high-ranking government experience to the Board.

Kelly M. Williams	AGE: 57 POSITION: Director and Chair of the Nominating and Corporate Governance Committee

DIRECTOR SINCE: 2015 CURRENT TERM EXPIRATION: 2024

EXPERIENCE: Ms. Williams has served as a member of the Board since 2015. Ms. Williams is the CEO of The Williams Legacy Foundation. Ms. Williams was a senior advisor of GCM Grosvenor Private Markets from June 2015 until January of 2019. Until June 1, 2015, Ms. Williams was President of GCM Grosvenor Private Markets, a member of its Management Committee and a member of its Investment Committee. Prior to joining GCM Grosvenor, Ms. Williams was a Managing Director, the Group Head and the chair of the compensation committee of the Customized Fund Investment Group of Credit Suisse Group AG from 2000 through 2014, after Credit Suisse acquired Donaldson, Lufkin and Jenrette, where Ms. Williams was Director of the Customized Fund Investment Group. She was with The Prudential Insurance Company of America from 1993 to 2000, where she was an Executive Director and a founder of the Customized Fund Investment Group in 1999. Prior to joining Prudential, Ms. Williams was an attorney at Milbank, Tweed, Hadley & McCloy LLP, where she specialized in global project finance. She graduated magna cum laude from Union College in 1986 with a Bachelor of Arts degree in Political Science and Mathematics and received her Juris Doctor from New York University School of Law in 1989. Ms. Williams serves in leadership positions on the boards of several for profit and not-for profits, and has won numerous awards for leadership and public service. In addition, Ms. Williams was named as one of The Most Powerful Women in Finance by American Banker Magazine from 2011- 2014. Ms. Williams also serves as President of the Nantucket Historical Association, and as a board member of Union College.

QUALIFICATIONS: Ms. Williams brings executive management and financial and investment expertise to the Board.

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CORPORATE GOVERNANCE

Thank you!

The Board of Directors would like to thank Mr. McDougall and Mr. Washburn for their service to Greenbrier and its stakeholders.

Duane C. McDougall DIRECTOR SINCE: 2003	Donald A. Washburn DIRECTOR SINCE: 2004

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CORPORATE GOVERNANCE

Governance Highlights

Independent Oversight

•   90% of our continuing Board members meet the independence criteria established by the New York Stock Exchange and the Securities and Exchange Commission. Our CEO and co-founder Bill Furman is the only member of management on the Board

•   Eight of the nine independent directors of the prospective Board, including all committee members, committee Chairs, and the Lead Director, meet the heightened standard of independence described below in “Board Independence”

• Regular executive sessions of independent directors are held at Board meetings and at committee meetings
• Ongoing review of independent directors’ committee roles
• The Board actively oversees strategy, risk management and human capital management
• Upon the retirement of Bill Furman in September 2022, the Chairperson role will be held by an independent Director

Board Refreshment	• Five new directors have joined the Board since 2017
• Average tenure of prospective Board, excluding the CEO and co-founder, is 6 years
• New Lead Director elected by the Board in January 2021
• The Board promotes ongoing director education, including through our membership in the National Association of Corporate Directors
• The Company is active in the 50/50 Women on Boards organization and received a “3+” rating for having three or more women on the board
• Board succession planning is an ongoing process with a focus on integrity, experience, diversity and mix of tenure of directors
• The Board is regularly engaged in identifying highly qualified candidates for Board service

High Governance Standards	• Demonstrated commitment to shareholder engagement
• Our Code of Business Conduct and Ethics is applicable to all directors, officers, employees, and consultants
• Average attendance of directors at Board and committee meetings exceeds 95% over the last five years
• Director and officer stock ownership requirements are maintained
• Annual review of all directors’ independence
• Pledging or Hedging of Company stock by directors and executives is prohibited

Recent Accomplishments	• Announcement of Lorie L. Tekorius as successor to CEO and adherence to our CEO succession process to ensure a smooth transition upon Mr. Furman’s retirement in September 2022
• Regular review and implementation of the Company’s succession planning process for key executive positions other than the CEO
• Publication of the Company’s third annual Environmental, Social and Governance (ESG) Report, including advancement toward specific goals and continued progress on enhancing ESG reporting metrics
• Continued progression of the Company’s Inclusion, Diversity, Equity, Access and Leadership (IDEAL) commitment with Board support
• Increasing ethnic diversity on our prospective Board from 20% to 30% while maintaining gender diversity of 30%

Board Independence

All of our directors who serve on committees satisfy a heightened standard of independence as set forth in our Corporate Governance Guidelines available on the Company’s website at http://www.gbrx.com. This heightened standard prohibits directors from serving on a committee if they receive any compensation from the Company in addition to their compensation for Board service. Applying this standard further safeguards our Board’s autonomy and alignment with shareholders.

In fiscal 2021, the independent directors met without Company management present at all regular meetings of the Board.

Based on its annual assessment of director independence, the Board has determined affirmatively that 11 of its 12 directors (and 9 of 10 directors of the prospective Board) meet the independence criteria established by SEC and NYSE rules as set forth in the table on page 13. In arriving at this determination, the Board thoroughly considered the consulting arrangement with Mr. Swindells

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CORPORATE GOVERNANCE

and confirmed his independence and ability to exercise independent judgment. Due to the Board’s voluntary application of a heightened independence standard, Mr. Swindells does not serve on any Board committees.

Board Leadership

Mr. Furman serves as Chairman of our Board, in addition to his role as Chief Executive Officer of the Company. At this time, in view of Mr. Furman’s long experience and service to the Company in his capacity as Chief Executive Officer and Director, the Board believes the most appropriate Board leadership structure is for Mr. Furman to continue to serve as Chairman of the Board and Chief Executive Officer until March 1, when he assumes the newly created role of Executive Chairman. He will serve in this position until his planned retirement in September 2022, and will remain a Director until January 2024. In October 2020, the Board adopted a policy that upon the retirement of Mr. Furman, only independent directors will be eligible to serve as Chair of the Board.

In order to enhance Board autonomy, the Board maintains a Lead Director while the Chair of the Board is not an independent Director and will be maintained until Mr. Furman retires as Executive Chairman in September 2022. The Lead Director is elected by the independent Directors. In 2021 the Board appointed Admiral Thomas B. Fargo to serve as Lead Director, succeeding Duane C. McDougall who served as Lead Director beginning in 2014. The Lead Director serves stakeholder interests by:

•	Presiding at all meetings of the Board in the absence of, or upon the request of, the Chairman of the Board

•	Leading regular executive sessions of the independent directors which are held at every regularly scheduled Board meeting

•	Approving Board schedules, meeting agendas and other Board matters

•	Making requests of the CEO and providing feedback regarding the Board’s requirements and observations

•	Consulting with the CEO on Company strategy and providing advice and feedback

•	Implementing and participating in the Board self-assessment process

•	Acting as a liaison between the independent Directors and the Chairman and CEO and generally representing the independent directors on the Board

•	Engaging with shareholders and supporting committee Chairs in engagements as appropriate

•	Guiding the Board’s consideration of CEO succession

Annual Evaluations

Our Board conducts an annual evaluation of itself, its committees and each director, individually, to ensure effective functioning. In addition:

•	The Lead Director and Chair of the Nominating and Corporate Governance Committee meet individually with each director to discuss goals, solicit feedback and address important matters

•	The Lead Director works with each committee chair to assess development opportunities and implement changes based on feedback received

•	In 2021 the Board conducted a survey of directors to evaluate areas of strength and opportunities to supplement the Board’s existing skills and experience

•	Directors certify each year that they understand and comply with the Company’s Code of Business Conduct and Ethics

•	The Board receives regular anti-bribery and Foreign Corrupt Practices Act training

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CORPORATE GOVERNANCE

Board Refreshment

We believe our Board best serves the Company and its stakeholders when there is a balance between fresh perspectives and longer serving directors who bring continuity in a cyclical business. To promote thoughtful board refreshment, we have:

•	Appointed two new directors, Ambassador Garza and Mr. Huffines, each of whose broad depth of experience is an asset to the Board

•	Elected a new Lead Director, Admiral Fargo

•	Appointed a total of five new directors since 2017 to enhance diversity of experience, prepare for future retirements and supplement the Board’s existing skills

•	In October 2021, Ambassador Garza was appointed to the Nominating and Corporate Governance Committee while Mr. Huffines was appointed to the Audit Committee.

•	Required that directors must meet a heightened standard of independence to serve on a committee

In accordance with our governing documents, the Company has determined that effective after the January 2022 annual meeting a total of 10 members on our Board is the appropriate size at this time. The size of the Board will periodically fluctuate as part of our Board refreshment process as new directors are appointed to overlap with directors who are not standing for election, allowing for a robust onboarding process.

Following are key metrics reflecting the balance of skills, qualifications and experience on our Board after the January Annual Meeting.

In addition to maintaining a comprehensive orientation program for all new directors, Greenbrier supports continuing education programs and performs annual evaluations to ensure the Board operates at the highest level. These measures, including a membership with the National Association of Corporate Directors, contribute to increased levels of Board skills and knowledge as well as a current understanding of the landscape of risks and opportunities, best practices and current governance trends. The Company is continually seeking to improve Board performance including additional training if needed when a director assumes a new leadership role. The Company pays the reasonable expenses of directors who attend continuing education programs.

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CORPORATE GOVERNANCE

Board Experience

Experience Contributions

CEO/President

Diversity Initiatives

Financial Expertise

Government/Military

International

Legal Training

Public Company

Public Policy

Rail/Transport/Industrial

Risk Management

Talent Development

The Governance Committee considers professional experience and demonstrated skills, diversity of gender, race, ethnicity, gender identity and expression, sexual orientation, age, as well as cultural and geographical background in evaluating candidates for membership on the Board. The Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect the Company’s business and its stakeholders. In general, the composition of the Board is diversified across financial, accounting, legal, operational and corporate governance expertise, as well as expertise within the Company’s business and industry, including experience in global markets, public policy, manufacturing, finance and rail. All candidates for director nominees, including self-nominated candidates, shareholder suggested candidates, and board-identified candidates, are thoroughly evaluated and considered in the context of current perceived needs of the Board as a whole. The Governance Committee regularly assesses whether the mix of skills, experience and background of our Board is appropriate for the Company, including conducting a survey of directors in 2021 to evaluate areas of strength and opportunities to supplement the Board’s existing skills and experience.

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CORPORATE GOVERNANCE

Board Committees, Meetings and Charters

Below is a general overview of the role of each committee.

Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee

The Compensation Committee is focused on increasing shareholder value by setting compensation for senior management and is responsible for:

1)   Oversight of compensation strategy and incentive plans design, metrics and targets for Company executives

2)   Evaluating CEO performance and recommending CEO compensation to the Board

3)   Reviewing policies relating to director compensation and stock ownership guidelines

4)   Assessing the independence of any compensation consultants

5)   Engaging with shareholders to solicit feedback and understand compensation priorities

The Audit Committee safeguards our shareholders’ investment in the Company by overseeing:

1)  The integrity and public reporting of the Company’s financial statements

2)  Company compliance with legal and regulatory requirements

3)  Performance of the Company’s internal audit plan and functions and internal controls

4)  Engagement and oversight of the Company’s independent registered public accounting firm

5)  Cybersecurity and information technology resilience and security

The Nominating and Corporate Governance Committee works to ensure that stakeholders are effectively represented by overseeing:

1)  Board refreshment including the identification of director nominees

2)  The process and protocols regarding CEO succession

3)  The structure and composition of Board committees

4)  Annual evaluations of the Board and its committees

5)  Risk monitoring, except if specifically reserved to another committee

6)  The Company’s Inclusion, Diversity, Equity, Access and Leadership (IDEAL) program

7)  Environmental, social and governance (ESG) matters and reporting

8)  Shareholder engagement to solicit feedback and understand governance priorities

9)  Human Capital Management

During fiscal 2021, the Board at large held 5 meetings, the Audit Committee held 4 meetings, the Nominating and Corporate Governance Committee held 5 meetings, and the Compensation Committee held 6 meetings. All directors are invited and encouraged to attend all committee meetings. During fiscal 2021, the independent directors met regularly in executive sessions without Company management present. The Lead Director conducts and presides at these meetings. Each director attended 75% or more of the total Board and Board committee meetings on which the director served in fiscal year 2021. The Company’s policy is to encourage Board members to attend the Company’s Annual Meetings of Shareholders. All of the Company’s then-serving directors attended the Annual Meeting of Shareholders held on January 6, 2021. The composition of each of the Board committees is set out below. In October 2021, Ambassador Garza was appointed to the Nominating and Corporate Governance Committee while Mr. Huffines was appointed to the Audit Committee.

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

William A. Furman

Thomas B. Fargo (Lead Director)			Chair

Wanda F. Felton		, F

Antonio O. Garza

James R. Huffines		, F

Graeme A. Jack		Chair, F

Duane C. McDougall (Retiring in Jan. 2022)		, F

David L. Starling

Charles J. Swindells

Wendy L. Teramoto		, F

Donald A. Washburn (Retiring in Jan. 2022)

Kelly M. Williams				Chair

 Independent          Member         F Audit Committee Financial Expert

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CORPORATE GOVERNANCE

The Board has determined that Mses. Felton and Teramoto and Messrs. McDougall, Jack and Huffines qualify as “audit committee financial experts” under federal securities laws. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee maintains a written charter. These charters, along with the Company’s Corporate Governance Guidelines, are available on the Company’s website at www.gbrx.com.

Succession Planning

CEO Succession

The Board considers the selection, retention and succession planning for the CEO to be a top priority. In July 2020, Mr. Furman agreed to continue in his current offices for two more years, retiring in September 2022. In September 2021, Mr. Furman recommended Lorie L. Tekorius as Mr. Furman’s successor as CEO. The Board accepted his recommendation and appointed Ms. Tekorius as the Company’s CEO and President effective as of March 1, 2022. At such time, Mr. Furman will transition to the role of Executive Chairman until his retirement from all executive offices in September 2022. During his time as Executive Chairman, Mr. Furman will continue to serve as the principal executive officer of the Company. This important step in the CEO succession process is a product of the Board’s measured approach to this transition. The Board continues to actively plan and prepare for a smooth transition.

Executive Succession

In addition to the CEO succession plan, the Board is focused on transitions for other key executive positions. Our President and our Chief Human Resources Officer oversee the talent pipeline initiative for these key positions. This initiative includes creating talent profiles for potential succession candidates and implementing tailored development plans with specific actions. The Board annually reviews our talent pipeline initiative and meets formally and informally with our CEO, key executives and other high-potential members of senior management.

Risk Oversight

The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for risk oversight except where specifically reserved to a separate committee, such as the Compensation Committee’s oversight of compensation risk and the Audit Committee’s oversight of certain financial controls risk. The Company has established an Enterprise Risk Management (ERM) program to ensure risks are addressed in a manner consistent with the overall corporate strategy including a strong focus on cybersecurity. Key risk identification, evaluation and mitigation actions are monitored regularly by the Nominating and Corporate Governance Committee.

The Compensation Committee evaluates the Company’s compensation programs and has concluded risk is effectively mitigated, including by balancing between short-term and long-term incentives and establishing multiple and strategically weighted performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our Code of Business Conduct and Ethics and FCPA Compliance

We observe the highest ethical standards in all of our business dealings. Our Code of Business Conduct and Ethics guides our Board, officers and employees in the work they do for the Company. We work diligently to ensure that all our employees fully understand and are empowered to implement ethical practices and promptly report any noncompliant or suspicious activity. The Company maintains the right to require any employee to supply a written statement certifying compliance with our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers, employees and consultants, including its principal executive officer, principal financial officer and principal accounting officer. The Company intends to post amendments to or waivers from our Code of Business Conduct and Ethics on the Company’s website at https://investors.gbrx.com/corporate-governance.

Our Code of Business Conduct and Ethics is closely tied to our FCPA and Anti-Corruption Policy. We are an international company, and as such, compliance with all anti-bribery and anti-corruption laws is a key component of our ethics focus. We conduct ongoing compliance training at all our locations across the globe.

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CORPORATE GOVERNANCE

Shareholder Engagement

We actively engage with shareholders to identify and understand matters important to them. Our Lead Director, Board committee chairs and management team are directly involved in these efforts, which are reported to the Board at large. In fiscal 2021, we invited shareholders representing over 75% of outstanding shares, including all our top 10 shareholders, to engage on a variety of topics. We engaged with shareholders holding 46% of shares to discuss the business environment, governance, environmental and social disclosures and compensation matters. Depending on availability and specific shareholder requests, Greenbrier was represented at these engagements by the Chairs of our Compensation and Nominating and Corporate Governance Committees and by senior executives including our President, Chief Human Resources Officer and Treasurer. Shareholder engagement is reported regularly to the Board. When Committee Chairs participate in meetings, they reported shareholder feedback directly to the Board. When Committee Chairs did not participate, management reported shareholder feedback directly to the Board.

WHAT WE DISCUSSED

•	Best practices in corporate governance including Board refreshment and risk management

•	CEO and other key executive succession planning and compensation

•	Compensation plan design process and strategy (for details see Compensation Discussion and Analysis section)

•	Effective alignment of shareholder and executive interests

•	Total shareholder return alignment

•	Environmental, social and diversity reporting and priorities

•	Shareholder rights and appropriate take-over protections for smaller cap companies

Environmental and Social

Environmental Sustainability

Greenbrier is committed to sustainability. Our core products are environmentally friendly transport solutions that are not only among the most efficient modes of transport globally but are also long-lived (freight railcars typically have a 40-year useful life). We remain dedicated to traditional environmental stewardship by reducing our environmental footprint and meeting or exceeding the requirements in the countries where we operate. Greenbrier continues to progress on our environmental sustainability goals which are based on a materiality assessment completed in fiscal 2021. To ensure sustained alignment, Greenbrier will continue to balance our environmental focus areas and goals with our overall corporate strategy.

Safety

Greenbrier is committed to achieving the highest safety and quality certifications by following strict U.S. and E.U. requirements. We believe that no one should be injured while working at Greenbrier. Our focus and attention to strict safety standards is illustrated by our best recordable incident rate ever in fiscal 2021 of 1.27. A few other notable safety accomplishments in fiscal 2021 include our Greenbrier GIMSA manufacturing facility in northern Mexico experiencing over five months injury free (over 1.3 million labor hours). Also, in November 2020, Greenbrier experienced a record low 6 injuries globally including no recordable injuries in North and South America. Safety is never taken for granted and we are continually working to enhance our safety processes and programs to keep them fresh for our employees.

Human Capital Management

Our Board, CEO and senior leadership are thoughtfully invested in our people. Globally, we continued to navigate the COVID-19 pandemic ensuring a safe and healthy work environment for our employees. We recognize that a talented and diverse workforce is critical to our success. This year we continued our focus on leadership development and expanded our talent programs to include development for emerging leaders throughout Greenbrier, as well as investing in training and learning resources for employees at all levels in the organization. Employees are encouraged to invest their time and energy into these opportunities.

Building upon our core value of Respect for People, we formally launched our IDEAL (Inclusion, Diversity, Equity, Access and Leadership) commitment in the fall of 2020. We established a strategy and action plan and a roadmap to guide continual progress. Our IDEAL commitment is supported by our Board, senior management and overseen by a Diversity and Inclusion Strategy Committee (DISC). IDEAL has been embraced throughout the organization.

We are facing an unusually competitive compensation environment that could impact our ability to attract and retain

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CORPORATE GOVERNANCE

talent. To remain competitive we are evaluating our compensation programs. This includes reviewing base pay levels for equity both internally and externally and assessing the effectiveness of our short and long-term incentive programs.

Our emphasis on the items above support our overall target to attract a diverse talent base and foster an inclusive culture, one in which employees feel good about their employer and are engaged in producing their best work.

BOARD OF DIRECTORS

Our prospective Board is 30% female versus the national average of approximately 25%. Greenbrier was previously recognized by the nonprofit, 50/50 Women on Boards, as one of the few Oregon publicly-traded companies with over 20% female representation on the Board. In addition, 30% of our Board is racially or ethnically diverse, an increase of 10% from 2020.

NAMED EXECUTIVE OFFICERS (NEOs)

Our NEO group is 33% gender and racially or ethnically diverse.

For more information on these and other Company priorities, please see our 2021 Environmental, Social and Governance report available at https://www.gbrx.com/esg/.

Related Transactions

We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are reviewed and approved or ratified by a majority of the disinterested, independent members of the Board.

Aircraft Usage William A. Furman, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the owner of a private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft, which may include the aircraft owned by Mr. Furman. During fiscal 2021, charters of the aircraft owned by Mr. Furman were placed with or through the company that manages Mr. Furman’s aircraft aggregating approximately $247,000. The fiscal 2021 charters of the aircraft owned by Mr. Furman were reviewed and ratified by a majority of the disinterested, independent members of the Board.

Indebtedness of Management. Since the beginning of fiscal 2021, none of our directors or executive officers has been indebted to us.

Majority Voting Policy

The Company’s Corporate Governance Guidelines establish majority voting procedures with respect to the election of directors. Pursuant to the policy, in an uncontested election of directors, any nominee who has received a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote by the Company, make a recommendation to the Board concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors its members deem relevant, which may include:

•	the stated reason or reasons, if any, why shareholders who cast withhold votes for the director did so;

•	the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in the Company’s best interests and the best interests of the Company’s shareholders.

The Nominating and Corporate Governance Committee will also consider a range of possible alternatives concerning the director’s resignation offer as the Committee deems appropriate, which may include:

•	acceptance of the resignation offer;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying causes of the majority-withheld vote.

Under the policy, the Board will take formal action on the recommendation within 90 days following certification of the shareholder vote by the Company. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives the Board deems relevant. Any director tendering a resignation offer will not participate in the Committee’s or Board’s consideration of whether to accept such resignation offer. The Company will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the

16	2022 Proxy Statement	THE GREENBRIER COMPANIES

CORPORATE GOVERNANCE

Board. The Board will also provide an explanation of the process by which the decision was made and, if applicable, its reasons for rejecting the tendered resignation.

Communication with the Board

Shareholders and other interested parties may communicate with members of the Board by mail addressed to the Chairman, to the Lead Director, to any other individual member of the Board, to the full Board, to the non-management directors as a group or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035 or via email to investorrelations@gbrx.com. Such communications are distributed as appropriate.

THE GREENBRIER COMPANIES	2022 Proxy Statement	17

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors appointed two new directors (Ambassador Antonio O. Garza and Mr. James R. Huffines) in July 2021. Under Greenbrier’s bylaws, directors appointed by the Board stand for election at the next Annual Meeting, which is in January 2022. Mr. Huffines is standing for election as a Class I Director. Ambassador Garza was appointed as a Class III Director, but is standing for election as a Class I Director in order to maintain a balance among the three classes as required by Oregon law. The three nominees recommended by our Nominating and Corporate Governance Committee and by the Board of Directors for election as Class I Directors are Admiral Thomas B. Fargo, Ambassador Antonio O. Garza and James R. Huffines. The candidates are nominated to serve a three-year term, until the Annual Meeting of Shareholders in 2024, or until their respective successors are qualified and elected. Class I Directors Donald A. Washburn and Duane C. McDougall are not standing for re-election and are retiring.

If a nominee is unable or unwilling to serve as a director at the date of the applicable Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ADM. FARGO, AMB. GARZA AND MR. HUFFINES. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES.

Directors are divided into three classes, with three directors in each of Class I and Class III and four directors in Class II. One class is elected each year for a three-year term. The following table sets forth certain information about each nominee for election to the Board and each continuing director.

Name	Age	Independent	Positions	Director Since	Committee Memberships	Expiration of Current Term

Class I Directors

*Thomas B. Fargo	73		Director and Lead Director	2015	C Chair, G	2022
*Antonio O. Garza	62		Director	2021	G	New
*James R. Huffines	70		Director	2021	A, F	New

Class II Directors

Wanda F. Felton	63		Director	2017	A, F, G	2023
Graeme A. Jack	70		Director	2006	A Chair, F, C, G	2023
David L. Starling	71		Director	2017	C, G	2023
Wendy L. Teramoto	47		Director	2019	A, C, F	2023

Class III Directors

William A. Furman	77		Chairman of the Board and Chief Executive Officer	1981		2024
Charles J. Swindells	79		Director	2005		2024
Kelly M. Williams	57		Director	2015	A, C, G Chair	2024

Independent       A Audit Committee       C Compensation Committee       F Audit Committee Financial Expert       G Nominating and Corporate Governance Committee   *Nominees for Election

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2021 DIRECTOR COMPENSATION

Members of the Board who are our employees are not separately compensated for serving on the Board. As part of our response to the COVID-19 pandemic, in June 2020, the Board voluntarily reduced the cash retainer each non-employee director received by 10% resulting in a $72,000 annual cash retainer fee for fiscal 2021. As Greenbrier’s liquidity and industry outlook improved, in July 2021 the Board re-instated the original annual cash retainer fee of $80,000 for fiscal 2022. The Audit Committee chairman received an additional annual cash retainer of $20,000, and each other committee chairman received an additional annual cash retainer of $15,000. Duane McDougall, the Lead Director for a portion of fiscal 2021, received an additional annual cash retainer of $35,000. Admiral Fargo, the new Lead Director as of January 2021, received an additional annual cash retainer of $43,750 representing a pro-rated Lead Director annual cash retainer of $70,000. Members of the Audit Committee received an additional annual cash retainer of $10,000, and Members of the Compensation and Governance Committees received an additional annual cash retainer of $7,500. All annual retainer fees are paid quarterly.

Under the terms of the Company’s Stock Incentive Grant Program for Non-Employee Directors under The 2021 Stock Incentive Plan, for fiscal 2021, our non-employee directors received annual grants of restricted stock units of the Company’s

Common Stock with a fair market value equal to $145,000 (rounded up to the nearest whole share) made immediately after the close of each annual meeting, with such shares vesting on the date of the next annual meeting or, if a director is not re-elected, the one year anniversary of the date of grant if earlier. If a director is appointed partially into a year, then cash retainer fees and grants of restricted shares occur on a pro rata basis.

The Company has stock ownership guidelines for its directors, under which all directors of the Company are required to acquire and retain holdings of Company stock with a value equal to five times the annual cash retainer fee. 9 of our 10 continuing non-employee directors have satisfied the director share ownership expectation. Antonio Garza has until 2026 to meet the holding requirement.

In the event a non-employee director ceases to be a director due to death, disability or retirement, or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the 2021 Stock Incentive Plan.

The following table summarizes the compensation of the non-employee Board members for fiscal year 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas B. Fargo	145,750	149,194	—	294,944
Wanda F. Felton	89,500	149,194	—	238,694
Antonio O. Garza	6,667	59,920	—	66,587
James R. Huffines	6,667	59,920	—	66,587
Graeme A. Jack	117,000	149,194	—	266,194
Duane C. McDougall	132,000	149,194	—	281,194
David L. Starling	87,000	149,194	—	236,194
Charles J. Swindells	72,000	149,194	120,000(2)	341,194
Wendy Teramoto	86,583	149,194	—	235,777
Donald A. Washburn	84,500	149,194	—	233,694
Kelly M. Williams	112,000	149,194	—	261,194

(1)

Amounts shown in this column are calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Such amounts may not correspond to the actual value that will be realized by them if and when the restricted stock awards vest. Each director, except for Mr. Garza and Mr. Huffines, received 4,092 restricted stock units during fiscal 2021. As of August 31, 2021, each director, except for Mr. Garza and Mr. Huffines held 4,092 unvested restricted stock units. Mr. Garza and Mr. Huffines each received 1,400 restricted stock unit awards during fiscal 2021. As of August 31, 2021, Mr. Garza and Mr. Huffines each held 1,400 restricted stock unit awards.

(2)	Represents consulting fees paid to Mr. Swindells in fiscal 2021 pursuant to a consulting agreement with the Company entered into in January 2016.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis	20

Executive Summary	20

Say-on-Pay Vote and Shareholder Engagement on Compensation	20

Payouts and Pay-for-Performance Alignment	21

Chairman and CEO Pay	26

Executive Compensation Program for 2021	27

Executive Compensation Paid for 2021	30

Executive Compensation Tables	37

Material Terms of Executive Employment Agreements and Other Arrangements	38

CEO Pay Ratio	45

Compensation Discussion and Analysis

We have a very short window to engage with shareholders between the publication of proxy advisor reports and the Annual Meeting. We encourage shareholders to reach out to us as early as possible at investorrelations@gbrx.com if you would like a meeting with our Board or management to discuss this Proxy Statement.

Executive Summary

This section discusses material information relating to our executive compensation program and plans for our named executive officers or “NEOs” for fiscal 2021:

William A. Furman,

Chairman and Chief Executive Officer

Lorie L. Tekorius,

President and Chief Operating Officer

Mark J. Rittenbaum,

Executive Vice President, Senior Advisor to the Chairman

Alejandro Centurion,

Executive Vice President and President of Global Manufacturing Operations

Brian J. Comstock,

Executive Vice President, Chief Commercial and Leasing Officer

Adrian J. Downes,

Senior Vice President, Chief Financial Officer and Chief Accounting Officer

In January 2021, as part of the Company’s ongoing executive succession plan, Mr. Rittenbaum transitioned from Chief Commercial and Leasing officer in preparation for retirement in August 2022 and ceased to be an executive officer.

This Compensation Discussion and Analysis makes reference to financial data derived from our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certain other financial data prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see Reconciliation of Non-GAAP Financial Measures set forth in Appendix B.

Say-on-Pay Vote and Shareholder Engagement on Compensation

After incorporating feedback from shareholders into our compensation practices for fiscal 2021, we were pleased that 96% of voting shareholders approved, on an advisory basis, the compensation of the named executive officers in the 2021 proxy statement. The Compensation Committee considers the outcome of the annual vote in our compensation practices and believes the voting result reflects strong and continuing support for the Company’s executive compensation program. We continued our strong record of engagement with shareholders throughout fiscal 2021 and summarized the topics discussed on page 15.

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EXECUTIVE COMPENSATION

Payouts and Pay-for-Performance Alignment

COMPENSATION ENVIRONMENT

The North American freight railcar market is Greenbrier’s largest end market (comprising approximately 87% of company revenue over the last five years) with new freight railcar manufacturing Greenbrier’s largest business. New railcar deliveries are cyclical as illustrated by the significant volatility in historical new railcar deliveries shown in the chart below. Deliveries and underlying demand are also highly sensitive to unforeseen events like the Great Recession and more recently the COVID-19 pandemic. While it is very challenging to set compensation goals when underlying demand can shift quickly and dramatically, our compensation program is designed to reward our executives for improving Greenbrier’s performance through the achievement of our annual and long-term objectives throughout the business cycles. We set robust financial and strategic goals aligned with market demand expectations to motivate executive performance to create long-term value for our shareholders. Importantly, our compensation program also considers the response of our executive team to periods of market disruption through their short-term strategic planning and execution.

In addition to positioning the Company to deliver consistent performance amid the cyclicality of the North American freight railcar market, Greenbrier’s executive management team requires sufficient experience to quickly update strategic priorities and goals when demand changes are exaggerated by unexpected events like the Great Recession and the COVID-19 pandemic that cause end markets to rapidly deteriorate.

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EXECUTIVE COMPENSATION

PLAN GOALS AND PAYOUTS

The Compensation Committee set an annual incentive EBITDA goal of $225 million and an EPS goal of $1.00. The fiscal 2021 annual incentive plan was the first year of using an EBITDA metric calculated after Bonus as well as an EPS metric, effectively creating two new metrics. Incorporating the new EBITDA calculation and EPS metric aligns the annual incentive plan more closely with the long-term financial performance of the Company and shareholder returns. At different times in Greenbrier’s business cycle, the Compensation Committee will set a goal for one or more of the metrics lower than the prior year results. This was the case in 2021 with EBITDA due to factors such as projected orders and deliveries in an uncertain business environment, as well as labor shortages and potential supply chain issues.

2021 Adjusted EBITDA was $150.3 million and Adjusted EPS was $1.28, resulting in a payout of 84.1%, which accounts for 90% of the payout determination, and 100% for Strategic Goals, which account for 10% of the payout determination. This resulted in a blended payout of 94.1% of the target award level to the NEOs. EBITDA and EPS were adjusted to exclude $5.1 million and $0.12 per share, respectively, of expenses related to keeping employees safe and the facilities operating in the ongoing COVID-19 environment beyond what was originally contemplated in fiscal 2021. EPS was further adjusted to exclude $0.20 per share of extinguishment losses and incremental interest expense as part of debt refinancing activity to strategically extend the maturities of Greenbrier’s long-term debt by an average of nearly three years. A reconciliation of the adjustments is in Appendix B.

(1)	Adjusted EBITDA excludes $5.1 million of additional COVID-19 employee safety expenses beyond what was originally expected
(2)	Adjusted EPS excludes $0.20 of debt extinguishment and incremental interest expense and $0.12 for COVID-19 expenses that exceeded expectations
(3)	2020 EBITDA after Bonus for comparability

For fiscal 2021, the strategic goals for NEOs in the annual incentive plan were tied to establishing an Inclusion, Diversity, Equity, Access and Leadership (IDEAL) strategy and executing on near term initiatives in support of our commitment to IDEAL. The NEOs could have earned between 0% and 150% payout on the strategic goal. The Compensation Committee determined that a 100% payout was appropriate for the successful completion of the milestones.

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EXECUTIVE COMPENSATION

Strategic Achievements for fiscal 2021:

•  Developed IDEAL vision, strategy and roadmap.

•  Established Diversity and Inclusion Strategy Committee with representatives across the company to provide thought leadership.

•  Expanded leaders’ knowledge about IDEAL and Diversity and Inclusion expectations of management.

•  Developed learning programs for employees at all levels of the organization to address IDEAL topics, methods, and solutions for achieving equity and inclusion at Greenbrier.

•  Reviewed current recruitment processes and documents and updated to reflect IDEAL principles, including attracting a broad, diverse candidate pool and taking steps to eliminate bias in the selection process.

•  Initiated partnerships with organizations to advance the rights of vulnerable groups and created charitable giving goals.

•  Established communication channels to share information about our IDEAL commitment both internally and externally.

LONG-TERM PERFORMANCE EQUITY PLAN GOALS AND VESTING

The Compensation Committee sets rigorous targets for our long-term performance equity awards. This is demonstrated in vesting percentages over the last three years. Targets are set based on current industry demand forecasts derived from external and internal projections, Greenbrier’s new railcar backlog and production schedules, and business unit-specific growth initiatives for the upcoming 36-month measurement period.

The 2021 long-term performance equity awards vested over a 36-month performance period that began in September 2018. The Compensation Committee’s targets for these awards were EBITDA and ROIC. Actual results for the awards vesting in 2021 exceeded the threshold performance goal for EBITDA but did not meet the threshold goal for ROIC.

Metric	Weighting	Goal	Actual

EBITDA	60%	$900 M	$698 M

ROIC	40%	14%	4.7%

The resulting vesting was 39.8% of the performance-based restricted stock units as of the determination date, October 20, 2021.

Actual industry deliveries were approximately 36% lower than expectations when the metrics were established in October 2018 due to the COVID-19 pandemic and resulting market pressures. No adjustments were made to our performance metrics or payout levels.

THE GREENBRIER COMPANIES	2022 Proxy Statement	23

EXECUTIVE COMPENSATION

COMPARATIVE PERFORMANCE

The Compensation Committee and full Board regularly review our performance compared to Trinity Industries, Inc. (ticker: TRN), our primary direct competitor in the railcar manufacturing industry. We have not included Freightcar America, Inc. (ticker: RAIL) in this analysis due to the smaller size of their company and position in the competitive landscape. Greenbrier has outperformed Trinity on a three- and five-year basis. Greenbrier’s one year performance was lower reflecting the cyclical nature of its manufacturing business while Trinity was stabilized by its significant railcar lease fleet.

1-Year Metrics

(in percent)

Company	ROE	ROA	ROIC

The Greenbrier Companies	0.0	0.5	0.7

Trinity Industries	(4.4)	2.2	2.8

                        Source: Compustat and IBES

3-Year Metrics

(in percent)

Company	ROE	ROA	ROIC

The Greenbrier Companies	3.5	3.7	5.2

Trinity Industries	0.1	2.7	3.4

                        Source: Compustat and IBES. Trinity completed the spin-off of Arcosa, Inc. in November 2018 and publicly available filings only reflect results from discontinued operations starting in 2016.

5-Year Metrics

(in percent)

Company	ROE	ROA	ROIC

The Greenbrier Companies	6.9	5.8	8.5

Trinity Industries	4.3	3.2	4.1

                        Source: Compustat and IBES. Trinity completed the spin-off of Arcosa, Inc. in November 2018 and publicly available filings only reflect results from discontinued operations starting in 2016.

Measured by Total Shareholder Return, the Company has outperformed the Russell 3000 and S&P 600 Small Cap indices, and Trinity, over the one-year period from September 1, 2020 to August 31, 2021. We believe this reflects our focus on operating our core business safely and maintaining profitability, continuing a stable annual dividend policy of $1.08 per share, maximizing tax benefits by innovating our leasing model and by sustaining a strong market share to position the Company for a more normal operating environment.

Company / Index	One-Year TSR (9/1/20 – 8/31/21)

The Greenbrier Companies, Inc.	67.0%

Russell 3000	33.0%

S&P 600 Small Cap	54.0%

Trinity Industries, Inc.	46.4%

Source: Compustat and IBES.

24	2022 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

Greenbrier’s profile as a company significantly changed following the acquisition of the manufacturing assets of ARI at the end of fiscal 2019 and the formation of GBX Leasing in fiscal 2021. GBX Leasing will enhance Greenbrier’s existing leasing strategy and is expected to produce tax-advantaged cash flows. We believe that the Company’s significantly improved market position achieved over the last 18 months is not reflected in three- and five-year TSR performance making those measurements less relevant today. Led by its current management team, Greenbrier has significantly grown its share of the North American freight railcar market’s industry backlog over the last five years. With the acquisition of the manufacturing assets of ARI at the end of 2019, Greenbrier has become the leader of freight railcar manufacturing in North America and is well-positioned to take advantage of the emerging freight rail recovery.

In April 2021, Greenbrier formed GBX Leasing to enhance its existing leasing strategy. Initially, GBX Leasing will produce strong, tax-advantaged cash flows. In the long term, GBX Leasing is expected to reduce Greenbrier’s exposure to the cyclicality of the new railcar market. Investing in a lease fleet generates returns over multiple years instead of a discrete sale generating revenue and profit in a specific quarter.

Despite fluctuations in the market, Greenbrier has returned $158.8 million to shareholders through dividends over the last five fiscal years and sustained a strong balance sheet and profitability in a highly cyclical business. Fiscal 2021 marks seven consecutive years of dividend payments by the Company and saw record dividend payments of $35.7 million.

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EXECUTIVE COMPENSATION

Chairman and CEO Pay

Mr. Furman is a founder CEO and is retiring September 1, 2022. As part of the succession plan created with the Board, he recommended Lorie L. Tekorius as “Successor CEO” and will transition to an Executive Chairman role on March 1, 2022. Mr. Furman has been working closely with the Board and executive management team to position the Company for long-term success. He remains committed to Greenbrier’s talent pipeline initiative which has resulted in meaningful progress toward our succession and leadership bench goals and positioned the Company for a smooth transition following his upcoming retirement. The Board believes that appropriately incenting Mr. Furman is key for stability in the most significant leadership transition in the history of the Company, which comes at a time when market and business operations continue to be impacted by the effects of COVID-19.

In fiscal 2021, Mr. Furman led Greenbrier through a challenging economic environment, successfully navigating disruptions caused by the COVID-19 global pandemic. Under his leadership, Greenbrier was well-positioned for the recovery that began to materialize in the second half of fiscal 2021. Although the recovery in the North American railcar market is progressing slowly, Mr. Furman has ensured the Company maintained its strong financial profile and market share through an environment dominated by significant labor pressures, supply chain volatility and emerging COVID-19 variants.

Leading by example in a time of global uncertainty, Mr. Furman has made substantial concessions in his compensation for the last two fiscal years.

VOLUNTARY ACTION TAKEN BY OUR CEO TO ALIGN HIS COMPENSATION WITH SHAREHOLDER INTERESTS

• Reduced his base salary by nearly 25% (from $1,050,000 per year to $800,000 per year) in the fourth quarter of 2020 and continued in 2021
• In fiscal 2020, reduced his earned annual incentive award by 20% (from $1,010,333 to $808,266)
• Agreed to receive his annual incentive awards for fiscal 2020 and 2021 in stock instead of cash
• Purchased nearly $10.8 million worth of Company stock on the open market in 2020 and 2021

Greenbrier operates in a cyclical industry which has been amplified by the global economic turmoil of the COVID-19 pandemic. Stock market fluctuations that are disconnected from company fundamentals can inappropriately discount or ignore the long-term trends at Greenbrier, including substantial long-term revenue and market share growth and consistent returns of capital to shareholders through dividends. Our compensation program is designed to align the CEO’s compensation with Company performance. Stock grants provide a direct incentive for improved share performance. Additionally, Mr. Furman has purchased 310,000 shares at a cost of $10.8 million in the open market in 2020 and 2021, making him a top 10 shareholder and further aligning his interests with other shareholders. His total equity risk, including unvested restricted stock units, as of August 31, 2021 was valued at $38.6 million, equating to 876,361 shares, an increase of over 40% in the number of shares from the prior year. The Board believes that Mr. Furman’s compensation as well as his actions demonstrate a clear alignment of interests.

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EXECUTIVE COMPENSATION

The Board and Mr. Furman are equally aware of the impact market volatility in our share price has had on total shareholder return performance. While Mr. Furman’s compensation is determined as part of his employment contract, he voluntarily reduced his compensation to more closely align with shareholder interest. As shown below, his direct compensation has been decreasing even as shareholder returns, as shown by indexed TSR, have been improving over the last three years.

Executive Compensation Program for 2021

EXECUTIVE COMPENSATION PRINCIPLES

The Compensation Committee designed the Company’s executive compensation program to be consistent with the goals of its executive compensation philosophy: to drive performance and increase shareholder value. The current compensation strategy is designed to strengthen and continually reinforce the link between pay and performance.

The objectives of our executive compensation program are to:

•	Align the interests of key executives with the long-term success of the business, our shareholders and other stakeholders

•	Attract, develop, retain and motivate key executives to drive our business and financial performance

•	Link a significant amount of executive compensation to achievement of pre-established financial metrics and business goals that are directly tied to our overall business strategy

•	Incent the management team to create long-term shareholder value by balancing growth and return on capital at all points in the business cycle

Our compensation principles state that:

•	A significant portion of compensation should be performance-based

•	Total direct compensation is based on the complexity of an executive’s assignment, years and depth of experience, and readiness for leadership in the CEO and key executive succession plan

•	Annual incentive awards should be aligned with the Company’s operating, financial and strategic objectives while considering the cyclical nature of our business

•	Long-term incentive plans should promote retention and reward absolute performance as well as relative performance to appropriate peers

•	A meaningful equity stake helps ensure that executive and shareholder interests are aligned

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PLAN DESIGN

The following table provides a snapshot of the elements of pay for NEOs and explains why each element is provided.

Incentive Type	Compensation Element	What the Element Rewards	Key Features & Purpose	Form of Settlement

Fixed	Base Salary	Individual performance while considering market pay levels, specific responsibilities and experience of each NEO	• Attract and retain talent • Provide financial certainty	Cash

Performance- Based	Annual Incentive	Achievement of specific financial and strategic goals	• Drive achievement of key business results on an annual basis	Cash
	Long-Term Equity	Achievement of specific financial goals including relative financial performance	• Reward achievement of long-term objectives over a 36 month performance period • Directly ties interests of our NEOs to those of our shareholders	GBX Shares

Time-Based	Long-Term Equity	Creation of long-term shareholder value	• Retain talent • Vest ratably over a three-year period at then stock price	GBX Shares

Rationale for Selection of Performance Metrics

The Compensation Committee considers annual input generated from shareholder engagement and from management taking into account the macro business environment, backlog of manufacturers’ orders in the sector and for the Company, expected delivery schedules and data related to the railroad industry that affects demand including velocity of the railroads, available railcar supply, and railcar loading trends and forecasts by commodity and railcar type.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PRACTICES

CHANGES THIS YEAR

Review of Policies Greenbrier undertook a substantial review of our policies, activity and disclosures in fiscal 2021. We adjusted the methodology of calculating perquisites and other benefits for NEOs and reflected the change retroactively. Additional information is available on page 33.

WHAT WE DO

Limits on Awards The number of shares or dollar value of awards an employee may receive in any fiscal year is capped.

Pay-for-Performance 66% of our CEO’s and 54% of our NEO’s total possible direct compensation is performance-based.

Robust Stock Ownership Guidelines We have stock ownership guidelines of 6.0x base salary for our CEO, 4.0x base salary for our President, 3.0x base salary for EVPs and other Executive Officers and 5.0x annual cash retainer for Directors.

Performance Weighting RSU grants are weighted 70% performance-based and 30% time-based for our CEO and 60% performance-based and 40% time-based for the other NEOs.

Stock Retention Requirements Our NEOs are expected to retain 50% of the after-tax value of compensatory awards until stock ownership guidelines are met.

Annual “Say-on-Pay” Vote Our shareholders are given an annual advisory vote to approve our executive compensation programs. Approximately 96% of shareholders approved the 2021 advisory vote.

Clawback Policy Our policy provides for recovery of performance-based equity awards and incentive compensation paid to executive officers in the event of an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws.

Independent Compensation Consultant The Compensation Committee retains an independent compensation consultant and reassesses independence annually.

Annual Review of Compensation Program The Compensation Committee reviews all our compensation programs annually for best practices with input from our compensation consultant.

Annual Compensation Risk Assessment The Compensation Committee conducts an annual risk assessment of our compensation programs to ensure that they do not promote undue risk taking.

Grandfathered Employment Agreements We no longer enter into employment agreements with new executive officers. The legacy employment agreements with three NEOs (including our CEO) were originally entered into before 2010.

Minimum Vesting Requirements The plan provides for a minimum vesting period of at least one year.

Maximum Term of SARs Stock appreciation rights are subject to a maximum term of 10 years.

Measurement Period The measurement period for long-term incentives is 36 months.

Relative Metric We have a relative performance metric in our long-term incentive grant program (currently a TSR modifier).

Responsible Share Usage The Compensation Committee reviews share usage for RSU awards annually.
WHAT WE DON’T DO

Hedging/Pledging of Company Stock We prohibit our officers and directors and insider employees from hedging and short selling our publicly traded stock. Our directors and executive officers are prohibited from margining our publicly traded stock and prohibited from pledging our publicly traded stock without advance clearance.

Change of Control (“COC”) We do not accelerate equity awards upon a COC so long as the acquiring company assumes or continues the awards. Performance-based awards vest only based on actual results measured against performance goals as of the COC. The COC definition excludes transactions with affiliates and corporate reorganizations.

Single-Trigger Change of Control Vesting We do not provide single-trigger acceleration of vesting for equity or cash severance payments upon a change of control. We require both a change of control and termination of an executive’s employment before vesting is accelerated or severance payments are made (double-trigger).

Tax Gross-Ups We do not provide tax gross-ups.

Option Repricing We do not allow option repricing.

Dividends on Unvested Shares We do not pay dividends on unearned shares or RSUs.

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EXECUTIVE COMPENSATION

Executive Compensation Paid for 2021

The elements of our executive compensation program are base salary, annual incentive and long-term equity incentive, which has performance-based and time-based components. In fiscal 2021, 66% of actual total direct compensation for our CEO and 54% for our other NEOs was performance based. In fiscal 2021, Mr. Furman’s Annual Incentive award was paid in Greenbrier stock.

BASE SALARY

In establishing salary levels, we consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. As part of its annual review, the Compensation Committee may adjust base salaries for:

•	Annual merit increases

•	Changes in role, such as promotions or added responsibilities

•	Market adjustments to promote retention

Mr. Furman voluntarily reduced the amount of his base salary from $1,050,000 per year to $800,000 per year in April 2020 in response to market conditions and the impact of the COVID-19 pandemic on the business. The reduced salary remained in effect during fiscal 2021. Furthermore, base salaries for Messrs. Rittenbaum and Centurion have remained unchanged from their January 1, 2019 levels. Base salaries for Ms. Tekorius, Mr. Comstock and Mr. Downes were adjusted in January 2021 to reflect changes in roles and responsibilities. The limited changes in base salaries over the past two years reflects the executive team’s continued commitment to the Company’s profitability and liquidity goals.

ANNUAL INCENTIVE AWARDS

Target incentive opportunities under the annual incentive plan for NEOs are expressed as a percentage of base salary and are intended to be competitive with the market.

Target
Named Executive Officer	(as a % of base salary)

William A. Furman	115%

Lorie L. Tekorius	105%

Mark J. Rittenbaum	100%

Alejandro Centurion	100%

Brian J. Comstock	95%

Adrian J. Downes	85%

Our NEO’s fiscal 2021 annual incentive awards are based on achievement of pre-established financial performance goals for 90% of the award potential and strategic goals for 10% of the award potential. Awards earned can range from 0% to 200% of an individual’s target incentive opportunity for the financial goals based on actual financial results (with the threshold payout level set at 50% for each respective financial metric) and 0% to 150% for Strategic goals. Although not used in fiscal 2021, the CEO has discretion to recommend to the Compensation Committee (and the Compensation Committee has discretion in the case of the CEO) to make a downward (but not upward) adjustment of any metrically calculated award of up to 20% to reflect individual performance. The actual 2021 payouts for the named executive officers are presented in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

The performance metrics, their weighting, targets and payout levels are established at the beginning of each fiscal year by the Compensation Committee with input from management and the independent compensation consultant. This process includes a thorough discussion of the risks and variables of management’s financial plan for the upcoming fiscal year including existing backlog. The level of financial performance required for the maximum payout is established based on the Compensation Committee’s assessment of the level of performance that shareholders would likely consider superior in view of the economic outlook for Greenbrier and its industry in particular. A comparable process is used to establish the threshold or minimum performance level, defined as the level of financial performance below which no incentive payment is appropriate.

In fiscal 2021, the Compensation Committee established a retirement date of September 1, 2023 and a succession plan with Mr. Centurion. As part of this agreement, Mr. Centurion had the opportunity to earn additional short-term incentive compensation in fiscal 2021 tied to performance milestones critical to an efficient and effective transition. The payout is based on performance to pre-established milestones with a target

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EXECUTIVE COMPENSATION

bonus opportunity of 105% of base salary. The payout can range from 75% up to a maximum of 200% of target. Mr. Centurion’s performance resulted in achievement of 108% of target for this award.

Target Setting for Financial Metrics

For fiscal 2021, achievement of Earnings Per Share (EPS) made up 50% of each NEO’s total annual incentive and EBITDA made up 40%. Our philosophy is to incent management in both strong and weak markets. This year in particular, our targets are reflective of our business cycle including reduced projected deliveries and lower than normal backlog. The EPS and EBITDA goals reflect levels that were much more aggressive despite the prevailing economic uncertainties and included reducing the threshold payout percentage to 50% from 75% in prior years.

The Compensation Committee balances annual incentive target setting with the need for retention of talent across the organization especially as the long-term incentive plan metrics were not adjusted. The following table sets forth the financial metrics and goals under the fiscal 2021 annual incentive plan:

2021 Annual Incentive Goals

($ in millions except per share amounts)

	EBITDA	EPS	Payout
Threshold (Minimum)	$150	$0.00	50%
Target (Goal)	$225	$1.00	100%
Maximum	$350	$2.00	200%

Achievement below threshold results in no payout. Payout amounts are interpolated between threshold and target or target and maximum, as appropriate.

Strategic Goals

For fiscal 2021, achievement of strategic goals made up 10% of each NEO’s total annual incentive award opportunity as detailed on page 22. The Compensation Committee determines the level of achievement of strategic goals for all executive officers (including NEOs) as a group, on a scale of 0 – 150%.

LONG-TERM EQUITY INCENTIVE AWARDS

Process for Granting Awards

The value of the annual long-term incentive awards to each NEO is divided between two types of equity-based awards: time-based RSUs and performance-based RSUs. We use a 36-month performance period and we recently changed the weighting of RSU grants from 50:50 weighting to 60% performance-based and 40% time-based for all NEOs with the exception of Mr. Furman’s award which was 70% performance-based and 30% time-based. Of the 70% performance-based RSUs, 75% are tied to company financial metrics and the remaining 25% are tied to CEO succession objections. The 30% time-based RSUs vest on his retirement date of September 1, 2022.

Grants are made in October following the close of the prior fiscal year, approval of the plan for the coming fiscal year and approval by the Compensation Committee of the equity pool for grants. We grant RSUs to NEOs at the same time we grant them to other members of management.

We may make off-cycle or one-time grants to newly hired executives or to NEOs in connection with significant increased responsibilities, promotions or special circumstances as approved by the Compensation Committee. In fiscal 2021 there were no off-cycle or one-time grants.

To ensure responsible use of shares under our equity program, the Compensation Committee approves a pool for each annual RSU grant with assistance from Mercer, our independent compensation consultant. We take into account our actual burn rate, a reasonable multiplier based on share price volatility and current availability under our stock incentive plan.

In granting RSUs to individuals, the number of shares awarded was guided by dividing the intended value of the award by the prior 30 trading day average closing market price of the Company’s Common Stock on the NYSE measured from the day prior to the date of grant of the award. Grants awarded in fiscal 2021 are detailed on page 38.

Dividends Paid Only on Vesting

We do not pay dividends on unearned time-based or performance-based RSUs.

Award Types and How Each Fits our Program

Time-Based RSUs

Time-based RSUs are designed to create long-term shareholder value and to retain highly qualified leaders. Time-based RSUs generally vest ratably in the form of Company common stock over a three-year period beginning on the first anniversary following the date of the grant.

In fiscal 2021, we made two exceptions to vesting of time-based RSUs in the grants to Mr. Furman and Mr. Rittenbaum as detailed in the Executive Compensation Tables.

Performance-Based RSUs

Performance-based RSUs are designed to focus attention on, and to reward the achievement of, our long-term financial objectives and sustained appreciation in shareholder value. At the end of the 36-month performance period, a percentage ranging from 0% to 200% of the number of shares initially awarded will be earned based on the extent to which the 36-month goals are achieved, which may be increased or decreased by 10% based on relative TSR performance. The TSR modifier is used if Greenbrier is in the top 3 or bottom 3 among the peers at the end of the 36-month measurement period. The value of each performance share equals the price of one share of

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EXECUTIVE COMPENSATION

our common stock on the date of grant, with payment of earned performance units made in the form of Greenbrier common stock.

The 36-month measurement period beginning on September 1 and ending on August 31 was chosen to coincide with our fiscal year.

Target Setting of Financial Metrics

Our target setting process, conducted at the beginning of each 36-month performance period, includes goals related to profitability and return on invested capital while taking into account the cyclical nature of our business. Our targets are designed to incent behavior which enhances long-term shareholder value at all points in the business cycle.

We establish our objectives depending on where we are in the business cycle. When backlog and demand are high and asset prices strong, we emphasize earning a higher return. When the market is weak and prices are under pressure, we emphasize making prudent decisions related to production capacity and other considerations, as well as investments at attractive prices, over attempting to earn unrealistic short-term returns. Making intelligent decisions at the right points in the cycle allows us to increase shareholder value over the long term by protecting our core business and market share. When appropriate and supported by the underlying economic and market demand, the Compensation Committee will increase or decrease targets year-over-year to properly incent management.

The Compensation Committee selected EBITDA and ROIC as the metrics for performance grants in the fiscal 2021 annual RSU program with a relative TSR modifier to continue to focus on alignment of total shareholder return and executive compensation.

Weighting of the metrics for the fiscal 2021 award is 80% for EBITDA, and 20% for ROIC to emphasize cash flow generation and earnings. Achievement below threshold results in no payout for the respective metric.

Payout amounts are interpolated between threshold and target or target and maximum, as appropriate. Vesting is independent for each performance criteria. The Compensation Committee reviewed the use of EBITDA metrics for both short- and long-term compensation plans and believes it is an important metric for incenting both short-term and long-term performance and shareholder returns. Starting in fiscal 2021, we used an after bonus EBITDA metric for our annual incentive program, instead of before bonus, to align better with published financial information and expect to continue this practice.

Mr. Furman’s performance award was structured such that 75% of the performance shares are subject to the financial performance metrics noted above and 25% are tied to CEO succession objectives.

EMPLOYEE BENEFITS

Executive Retirement and Insurance Benefits

Supplemental Retirement Benefits

The Company maintains a Nonqualified Deferred Compensation (NQDC) Plan which permits participants to elect to defer a portion of their compensation in excess of amounts that may be deferred under the Company’s tax-qualified 401(k) plan, and to defer receipt of shares of stock or cash awarded under the Company’s long-term incentive plan. The NQDC Plan does not pay or provide for preferential or above-market earnings. Participants may direct the investment of deferred cash compensation credited to their accounts among a range of investment options similar to those available under the Company’s 401(k) Plan; shares of Company stock deferred under the NQDC Plan may be diversified into other investments. The Company’s executive officers, including its NEOs, are eligible to defer a portion of their compensation under the NQDC Plan. Mr. Comstock and Mr. Downes elected to participate in the NQDC Plan in 2021; none of the other NEOs elected to defer any portion of their 2021 cash or equity compensation under the NQDC Plan.

The Company makes discretionary employer contributions on behalf of Mr. Rittenbaum and Mr. Centurion under the target benefit component of its NQDC Plan, which has been discontinued for new participants. Target benefit contributions are designed to provide supplemental retirement benefits to the participating executives in an amount equal to 50% of the executive’s base salary as of age 65 for 15 years. While no level of contributions is required and no level of supplemental retirement benefits is guaranteed to executives under the target benefit program component of the NQDC Plan, the Company intends to make contributions under the target benefit program in the ordinary course that are actuarially designed to provide the target benefit amount. The Company does not provide tax gross-up payments or other provisions for paying executives’ taxes on distributions from the NQDC Plan.

The Company makes discretionary contributions under the supplemental retirement program component of the NQDC Plan on behalf of executives who do not participate in the target benefit program, including Messrs. Furman, Comstock and Downes and Ms. Tekorius. Such contributions are credited to a Supplemental Retirement Program account on their behalf under the NQDC Plan. In January 2021, the Compensation Committee approved discretionary contributions equal to 6% of participants’ annual base salary earned plus actual bonus earned for the prior calendar year.

Executive Life Insurance

The Company provides an executive life insurance program to its executive officers and certain other management employees. The Company owns life insurance policies insuring the executives’ lives and has endorsed the rights to the death benefits to the

32	2022 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

participating executives. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. Each NEO, other than Mr. Furman, participates in the executive life insurance program, and each has an aggregate death benefit amount of $1 million (including previous executive-owned life insurance policies for which no further Company funding is provided) and a target aggregate after-tax cash surrender at age 62. Messrs. Centurion and Rittenbaum’s policies have a value of $200,000 and Ms. Tekorius has a target aggregate after-tax cash surrender value of $125,000. Mr. Comstock and Mr. Downes have no target after-tax cash surrender value.

Perquisites and Other Personal Benefits

In fiscal 2021, the Company undertook a review of its perquisite program. We determined that best practice is to consider certain additional payments as perquisites and have reflected that change in calculation methodology retroactively for NEOs. Perquisites include the use of Company-owned automobiles or automobile allowances, payment of club membership dues, spousal travel benefits, security for international travel, executive medical benefits, a business office convenient to Mr. Furman’s primary residence in Nevada and, if applicable, relocation services for executives. Total Perquisites and Other Benefits for NEOs in fiscal 2021 was $976,556. The Company continues to not provide tax gross-ups for perquisites or personal benefits. We regularly evaluate the program balancing employment retention challenges, travel policies in a COVID-19 environment and our own industry practices.

Change-of-Control Agreements—Double Triggers

We have entered into agreements with our NEOs that provide certain benefits if employment is terminated following a change of control (“COC”). This protection is provided to ensure the stability, continuity and impartiality of our executives in a COC situation. The level of protection is intended to be similar to that provided by similarly sized organizations.

The COC agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and an executive’s employment is terminated, or constructively terminated.

GOAL SETTING FOR FISCAL 2022

Looking forward to fiscal 2022, we continue to focus on shareholder alignment and our commitment to pay-for-performance.

2022 Annual Incentive Metrics	2022-2024 Long-Term Incentive Metrics

• Continuing an earnings per share (EPS) metric in our short-term incentive plan, which accounts for 40% of the payout weighting

• Continuing an EBITDA metric which accounts for 40% of the payout weighting, calculated after bonus to ensure alignment with published financial information

• Placing more emphasis on strategic goals to incent management focus on succession and ESG-related matters by increasing the weighting to 20% strategic goals and 80% financial metrics (as opposed to 90:10)

• Strategic goals will be focused on two primary areas: successful execution of CEO succession, GMO President succession, key talent development and succession planning and execution of an ESG metric around our Diversity and Inclusion (IDEAL) goals

• EBITDA and EPS targets were set higher than 2021 achievement excluding the Cares Act tax benefit from EPS

• Continuing a relative TSR modifier to performance shares that allows for adjustments to executive awards based on performance relative to the designated peer group

• Retain weighting that is more heavily performance-based with 70% performance-based and 30% time-based for our CEO and 60% performance-based and 40% time-based for our other NEOs

• Utilizing EBITDA and ROIC to incent earnings, operational cash flow and capital efficiency in the current environment

• EBITDA target is higher and ROIC is the same as the prior targets set in fiscal 2021

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EXECUTIVE COMPENSATION

PEER GROUP

Our peer group referred to when developing our fiscal 2021 compensation program included the 18 companies listed below. The Compensation Committee relies on Mercer, our independent compensation consultant, to periodically review and recommend changes to our peer group for approval. Mercer performs this review and makes recommendations annually, providing substantial detail and support to the compensation committee for consideration. For fiscal 2022, the Compensation Committee removed Schnitzer Steel Industries and WABCO Holdings. Schnitzer Steel Industries was removed since their business model is significantly different while WABCO Holdings was acquired and taken private. Our fiscal 2021 peer group is:

Astec Industries Crane GATX H&E Equipment Services Hub Group Hyster-Yale Materials Handling	Meritor Manitowoc Oshkosh REV Group Schnitzer Steel Industries Terex	Timken Trinity Industries Triton International Wabash National WABCO Holdings Westinghouse Air Brake

Peer group companies are chosen based on whether they have comparable revenue or market capitalization, are in a comparable industry or compete with Greenbrier for executive talent. The current peer group includes companies in the following sectors: railcar manufacturing; heavy manufacturing; other related manufacturing; after-market products; transportation services; and high-value equipment leasing. Annual revenue of the peer group companies range from approximately one-third to three times Greenbrier’s annual revenue, with Greenbrier approximating the peer group median revenue size.

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EXECUTIVE COMPENSATION

COMPENSATION GOVERNANCE

Stock Ownership and Stock Retention

The Company has stock ownership guidelines for its executive officers, under which all executive officers of the Company are expected to retain holdings of Company stock with a value equal to a multiple of base salary ranging from one to six times base salary. The guidelines were increased in fiscal 2020 from 5.0x to 6.0x for CEO, from 3.5x to 4.0x for President and from 2.5x to 3.0x for EVPs and other Executive Officers. The applicable multiple depends on the executive officer’s position with the Company, as set forth below.

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance Yes/No

CEO, William A. Furman	6.0x	Yes

PRESIDENT, Lorie L. Tekorius	4.0x	Yes

EVP, Mark J. Rittenbaum	N.A.	N.A

EVP, Alejandro Centurion	3.0x	Yes

EVP, Brian Comstock	3.0x	Yes

SVP, Adrian J. Downes	3.0x	Yes

Executive officers are expected to achieve compliance with the applicable guidelines within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later. They are encouraged to retain ownership of shares representing at least 50% of the after-tax value acquired through compensatory stock awards until the guidelines are met. All of our executive officers have satisfied the executive stock ownership expectation. Mr. Rittenbaum ceased to be an executive officer in February 2021.

Incentive Compensation Claw-Back Policy

The Company has adopted a stand-alone incentive compensation claw-back policy intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The policy applies to all executive officers designated as such by the Board and to all incentive-based compensation granted or paid by the Company, including cash and stock. The Dodd-Frank Act requires companies to adopt a policy that will recapture (“claw-back”) excess incentive compensation, if any, that is paid to certain executives based on erroneous financial statements and mandates the SEC to issue rules implementing the claw-back requirements. Although the SEC has not yet promulgated final rules implementing the Dodd-Frank claw-back requirements, in 2013 the Company determined to adopt a claw-back policy in light of concerns expressed by shareholders about the lack of a claw-back policy, and the SEC’s delay in adopting final rules.

Policies Regarding Hedging and Pledging of Company Stock

The Company’s Policy Regarding Trading in Company Securities prohibits its directors, executive officers and employees from hedging the economic risk of owning shares of Company stock (including engaging in short sales, trading in or writing options on Company securities, or entering into other hedging transactions, including, but not limited to, prepaid variable forward contracts, zero-cost collars, equity swaps or exchange funds). The policy also restricts directors and executive officers from holding Company stock in a margin account, or pledging Company stock as collateral for a loan, except in very limited circumstances (not including margin debt) with advance approval of the Chairman and CEO. No such approvals have been given to date.

Compensation Committee’s Independent Consultant and Compensation Consultant’s Role

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts and other personnel the Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. Pursuant to the Compensation Committee’s Charter, the Compensation Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions. There are no other express provisions in the Charter delegating Compensation Committee authority to any other person.

The Compensation Committee engaged Mercer to provide information, analysis and advice regarding executive and director compensation. Mercer provided the following services for the Compensation Committee during fiscal 2021: (i) advice on 2021 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2021 executive officer equity grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) advice on equity retention policies and holding requirements after vesting; (v) advice on updating the Company’s peer group companies; and (vi) ongoing advice regarding the Company’s executive compensation practices to advise whether any such practices should be modified to improve effectiveness or to implement “best practices.”

During fiscal 2021, aggregate fees paid to Mercer for executive compensation services to the Company were approximately $150,000. In addition, Mercer or its affiliates provided services to the Company for casualty consulting, general insurance, actuarial analysis of workers compensation, retirement consulting and salary studies. The aggregate fees for such additional services were approximately $275,000. The decision to engage Mercer or its affiliates to provide these other services was made by management and was reported to the Compensation Committee.

THE GREENBRIER COMPANIES	2022 Proxy Statement	35

EXECUTIVE COMPENSATION

The Compensation Committee has analyzed whether our compensation consultant, Mercer, is independent, and whether Mercer’s work as a compensation consultant has raised any conflicts of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors employed by Mercer with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that Mercer is independent, and the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflicts of interest.

REGULATORY CONSIDERATIONS

The Compensation Committee considered the tax and accounting consequences of using various forms of compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for Greenbrier.

Tax Deductibility of Executive Compensation

Our incentive compensation programs have been designed and administered in a manner generally intended to preserve income tax deductions. Section 162(m) generally limits to $1 million per person the amount that the Company can deduct for compensation paid to certain “covered employees” (as defined in Section 162(m)). Although the Company generally considers tax deductibility when structuring our executive compensation arrangements, we may pay compensation that is not tax deductible to the extent we determine that doing so is appropriate based upon business needs.

36	2022 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR FISCAL 2021

The following table summarizes the compensation of the NEOs for fiscal year 2021.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards(1) ($)		Non-equity Incentive Plan Compensation(2) ($)		All Other Compensation(3)(7) ($)	Total ($)

William A. Furman	2021	800,000	—	3,421,997	(4)	1,136,016	(5)	228,728	5,586,741
Chairman and Chief Executive Officer	2020 2019	945,833 1,016,667	— —	4,827,285 5,290,000		808,266 1,150,881		257,505 261,273	6,838,889 7,718,821

Lorie L. Tekorius	2021	675,000	—	1,638,078		666,792		115,916	3,095,786
President and Chief Operating Officer	2020 2019	625,000 609,417	— —	2,749,066 1,035,000		549,094 573,810		121,842 116,230	4,045,002 2,334,457

Alejandro Centurion	2021	620,000	—	1,228,576		1,286,376	(6)	332,889	3,467,841
Executive Vice President and President of Global Manufacturing Operations	2020 2019	620,000 605,933	— —	1,110,269 1,840,000		492,825 536,811		366,706 396,923	2,589,800 3,379,667

Mark J. Rittenbaum	2021	565,000	—	1,228,576		531,552		152,191	2,477,319
Executive Vice President and Senior Advisor to the Chairman	2020 2019	565,000 548,027	— —	1,439,869 920,000		449,107 485,510		227,976 252,050	2,681,952 2,205,587

Brian J. Comstock	2021	506,667	—	982,847		452,839		85,756	2,028,109
Executive Vice President, Chief Commercial and Leasing Officer	2020 2019	445,000 428,633	— —	832,719 690,000		335,104 358,640		89,241 93,622	1,702,064 1,570,895

Adrian J. Downes	2021	458,333	—	491,424		366,520		58,630	1,374,907
Senior Vice President, Chief Financial Officer and Chief Accounting Officer	2020 2019	425,000 397,441	— —	416,343 345,000		284,483 273,858		56,738 52,819	1,182,564 1,069,118

(1)

Represents the aggregate grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For purposes of valuation of RSU awards, we assume that no RSUs will be forfeited and performance goals will be achieved at target levels. These amounts reflect the grant date fair value and may not correspond to the actual value that will be recognized by the NEOs. For the performance-vested RSUs, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued upon vesting of RSUs, and reflects the effect of the relative TSR modifier calculated using a Monte Carlo simulation. The estimated grant date fair value for the RSUs granted during 2021 if the maximum number of shares issuable under the performance-vested RSU awards are earned is $5,836,917 for Mr. Furman; $2,635,126 for Ms. Tekorius; $1,976,379 for Mr. Centurion; $1,976,379 for Mr. Rittenbaum; $1,581,090 for Mr. Comstock and $790,545 for Mr. Downes.

(2)	Represents annual incentive bonuses earned by each NEO under the fiscal 2021 short-term incentive plan for executive officers.
(3)	See “All Other Compensation Table for Fiscal 2021” below for detail on amounts included in this column.
(4)

Excludes $863,558 of grant date fair value for 26,571 RSUs which were awarded on October 20, 2020 pursuant to Mr. Furman’s amended employment agreement as payment for his fiscal 2020 annual incentive award and which was included in Mr. Furman’s fiscal 2020 Compensation.

(5)	Pursuant to Mr. Furman’s amended employment agreement, his fiscal 2021 annual incentive award will be paid in RSUs that vest on his Retirement date.
(6)	Pursuant to Mr. Centurion’s amended employment agreement, includes additional short-term incentive award of $703,080 as described in Annual Incentive Awards.
(7)	Prior year amounts have been recalculated in accordance with the current year’s methodology.

ALL OTHER COMPENSATION TABLE FOR FISCAL 2021

Name	Perquisites and Personal Benefits ($)(1)	NQ Deferred Compensation Plan Contributions ($)(2)	401(k) Matching Contributions ($)(3)	Life Insurance ($)	Total ($)

William A. Furman	117,232	111,496	—	—	228,728

Lorie L. Tekorius	19,170	70,446	11,400	14,900	115,916

Alejandro Centurion	105,121	180,018	11,400	36,350	332,889

Mark J. Rittenbaum	14,260	111,381	11,400	15,150	152,191

Brian J. Comstock	23,050	46,806	11,400	4,500	85,756

Adrian J. Downes	531	42,569	11,400	4,130	58,630

THE GREENBRIER COMPANIES	2022 Proxy Statement	37

EXECUTIVE COMPENSATION

(1)

Includes payments made on behalf of Mr. Furman of $76,293 for a business office, use of a Company car, financial and tax advisors, spousal travel, club dues, computer equipment, and executive medical benefit; Ms. Tekorius for car allowance, club dues, executive medical benefit, personal use of Company owned property, and spousal travel; Mr. Rittenbaum for car allowance, executive medical benefit, computer equipment, and personal use of Company owned property; Mr. Centurion of $65,264 for club dues and initiation fee, security for personal travel, car allowance, spousal travel, and executive medical benefit; Mr. Comstock for car allowance, club dues, executive medical benefit, computer equipment, and personal use of Company owned property; and Mr. Downes for executive medical benefit.

(2)

These amounts represent (i) the Company’s contributions for Mr. Centurion and Mr. Rittenbaum under the target benefit component of the Company’s Nonqualified Deferred Compensation Plan made in January 2021 on behalf of the NEOs, with respect to the plan year ended December 31, 2020; and (ii) the Company’s contributions for Mr. Furman, Mr. Comstock and Mr. Downes and Ms. Tekorius to the Non-qualified Deferred Compensation Plan for executive officers who do not participate in the target benefit plan.

(3)	These amounts represent the Company’s matching contribution to each NEO’s 401(k) plan account.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2021

	Grant Date	Possible Future Payouts Under Non-equity Incentive Plan Awards(1)(6)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or RSUs(2) (#)	Grant Date Fair Value of Stock/ RSU Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

William A. Furman	10-20-20				36,152	72,303	144,606		2,414,920

	10-20-20							30,987(4)	1,007,078

		543,900	1,207,500	2,355,150

Lorie L. Tekorius	10-20-20				14,793	29,586	59,172		997,048

	10-20-20							19,724	641,030

		331,100	735,000	1,433,600

Alejandro Centurion	10-20-20				11,095	22,190	44,380		747,803

	10-20-20							14,793	480,773

		767,250	1,271,000	2,511,000

Mark Rittenbaum	10-20-20				11,095	22,190	44,380		747,803

	10-20-20							14,793(5)	480,773

		254,250	565,000	1,101,750

Brian J. Comstock	10-20-20				8,876	17,752	35,504		598,242

	10-20-20							11,834	384,605

		230,050	510,625	995,988

Adrian J. Downes	10-20-20				4,438	8,876	17,752		299,121

	10-20-20							5,917	192,303

		162,775	361,250	704,650

(1)

All amounts reported in these columns represent potential annual incentive award payout amounts under the fiscal 2021 short-term incentive plan for executive officers, if performance had been achieved at the threshold, target and stretch goal levels. Actual short-term incentive awards earned during fiscal year 2021 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. Pursuant to his amended employment agreement, Mr. Furman’s annual incentive award for fiscal 2021 will be paid in RSUs that vest on his Retirement date.

(2)	Represents time-vested RSUs, which generally vest ratably over three years, subject to continued employment.
(3)

Represents the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-vested RSUs is based on the target under the award, estimated to be the probable outcome of the performance conditions as of the grant date, multiplied by the closing market price of the Company’s Common Stock on the grant date, and reflects the effect of the relative TSR modifier calculated using a Monte Carlo simulation.

(4)

Mr. Furman’s time-vested RSU award will vest in full on September 1, 2022, based on continued employment with the Company. Excludes $863,558 of grant date fair value for 26,571 RSUs which were awarded on October 20, 2020 pursuant to Mr. Furman’s amended employment agreement as payment for his fiscal 2020 annual incentive award.

(5)	Mr. Rittenbaum’s time-vested RSU award will vest in two equal installments on the first and second anniversaries of the grant date, based on continued employment with the Company.
(6)	Pursuant to Mr. Centurion’s amended employment agreement, includes additional short-term incentive award as described in Annual Incentive Awards.

Material Terms of Executive Employment Agreements and Other Arrangements

EMPLOYMENT AGREEMENTS

The Company has employment agreements with Messrs. Furman, Rittenbaum and Centurion. The employment agreements with these NEOs provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause. The employment agreements also provide for payments and benefits in the event that the executive is terminated following a change of control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

In fiscal 2020, the Board and Mr. Furman amended Mr. Furman’s employment agreement and set a retirement date

38	2022 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

from all executive offices of September 2022. In fiscal 2021, the Board and Mr. Rittenbaum amended his employment agreement and set a retirement date of August 2022. Also in fiscal 2021, the Board and Mr. Centurion amended his employment agreement and set a retirement date of September 2023. None of the terms of the agreements were amended to allow multi-year guarantees for salary increases, non-performance-based bonuses or equity compensation, tax gross-ups, single-trigger change of control payments or liberal change of control definitions.

RSU AWARDS

Each RSU represents the right to receive one share of Company stock upon vesting. Except for the award to Mr. Furman, 60% of the total RSUs granted are subject to performance-based vesting and 40% are subject to time-based vesting, as described more fully in the Compensation Discussion and Analysis. 70% of Mr. Furman’s RSU award is subject to performance-based vesting and 30% is subject to time-based vesting. Vesting of unvested RSUs will accelerate in the event of termination of the NEO’s employment under certain circumstances, as described below.

ACCELERATION OF RSUs SUBJECT TO TIME VESTING PROVISIONS

All unvested RSUs subject to time vesting provisions (“time-based RSUs”) held by Messrs. Furman, Centurion, Rittenbaum, Comstock, and Downes and Ms. Tekorius will automatically vest upon death or disability. In addition, all time-based RSUs held by Messrs. Furman, Centurion and Rittenbaum will immediately vest upon the Company’s termination of the executive other than for “cause” pursuant to such executives’ individual agreements. Commencing with 2018 grants, RSUs do not accelerate upon COC if they are assumed or continued by the acquiring company. Any time-based RSUs that are not assumed or continued will accelerate and become fully vested upon COC. In the event of a termination of employment during the two-year period following the COC, time-based RSUs held by the executives that were assumed or continued by the acquiring company will accelerate upon the executive’s termination pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable, as described above.

ACCELERATION OF RSUs SUBJECT TO PERFORMANCE VESTING PROVISIONS

Commencing with 2018 grants, RSUs do not accelerate upon COC if they are assumed or continued by the acquiring company. Any unvested RSUs subject to performance vesting provisions (“performance-based RSUs”) that are not assumed or continued would accelerate and become vested based on actual results measured against performance goals as of the COC. In the event of a termination of employment during the two-year period following the COC, performance-based RSUs held by the executives that were assumed or continued by the acquiring company would accelerate and become vested at target upon the executive’s termination pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable. For all grants made prior to fiscal 2018, in the event of a change of control prior to the end of the performance period, all performance-based RSUs will automatically convert into time-based RSUs, and will vest in equal monthly installments over the performance period.

The Compensation Committee will determine the level of performance against performance goals through the date of the change of control, and if such performance exceeds the target level, the recipient will be entitled to receive additional shares, based on the level of performance in excess of target, which shares will be time-vested and will vest in full at the end of the measurement period, provided the recipient remains employed by the Company. In the event that the executive’s employment is terminated without cause or for good reason within two years following the change of control, vesting of the converted time-based shares would accelerate, pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable. All performance-based RSUs held by Messrs. Furman, Centurion, Rittenbaum, Comstock, and Downes and Ms. Tekorius will automatically vest upon death or disability at target levels of performance pursuant to the terms of the RSU award agreements. For the grants made to Mr. Furman in fiscal 2020 and 2021, in the event Mr. Furman retires before the end of the performance period, 100% of his performance-based shares earned over the performance period will vest at the end of the performance period with no prorated adjustment. Under the terms of the employment agreements with Messrs. Furman, Centurion and Rittenbaum, upon termination of the executive’s employment by the Company without cause or termination by the executive for good reason, all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period.

THE GREENBRIER COMPANIES	2022 Proxy Statement	39

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT AUGUST 31, 2021

	Stock Awards
Name	Number of Shares of Stock or RSUs that Have Not Vested (#)		Market Value of Shares of Stock or RSUs that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, RSUs or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, RSUs or Other Rights that Have Not Vested ($)
William A. Furman	28,513	(1)	1,257,423
	30,987	(3)	1,366,527
				46,000	(2)	2,028,600
				85,540	(4)	3,772,314
				18,076	(5)	797,152
				54,227	(6)	2,391,411
Lorie L. Tekorius	3,000	(7)	132,300
	9,837	(8)	433,812
	45,851	(9)	2,022,029
	19,724	(10)	869,828
				9,000	(2)	396,900
				22,133	(4)	976,065
				29,586	(6)	1,304,743
Alejandro Centurion	2,666	(7)	117,571
	8,000	(13)	352,800
	8,744	(8)	385,610
	14,793	(10)	652,371
				16,000	(2)	705,600
				19,674	(4)	867,623
				22,190	(6)	978,579
Mark J. Rittenbaum	2,666	(7)	117,571
	6,558	(1)	289,208
	10,000	(11)	441,000
	14,793	(12)	652,371
				8,000	(2)	352,800
				19,674	(4)	867,623
				22,190	(6)	978,579
Brian J. Comstock	2,000	(7)	88,200
	6,558	(8)	289,208
	11,834	(10)	521,879
				6,000	(2)	264,600
				14,756	(4)	650,740
				17,752	(6)	782,863
Adrian J. Downes	1,000	(7)	44,100
	3,278	(8)	144,560
	5,917	(10)	260,940
				3,000	(2)	132,300
				7,378	(4)	325,370
				8,876	(6)	391,432

40	2022 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

(1)	Time-based RSU award for Mr. Furman and Mr. Rittenbaum, granted on October 23, 2019 vests over a period of two years in annual increments of 50% of each award beginning one year from grant date.
(2)

Performance-based RSU awards for each of Messrs. Furman, Centurion, Rittenbaum, Comstock and Downes and Ms. Tekorius granted on October 23, 2018 and subject to vesting contingent on the achievement of performance targets as of August 31, 2021. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting. These RSUs vested on October 20, 2021.

(3)	Pursuant to Mr. Furman’s amended employment agreement, the time-based RSU award granted on October 20, 2020 will vest in full on September 1, 2022.
(4)

Performance-based RSU awards for each of Messrs. Furman, Centurion, Rittenbaum, Comstock and Downes and Ms. Tekorius granted on October 23, 2019 and subject to vesting contingent on the achievement of performance targets as of August 31, 2022. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(5)

Performance-based RSU award for Mr. Furman granted on October 20, 2020 and subject to vesting contingent on the achievement of performance targets as of September 1, 2022. The number of shares and payout value for this award is calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(6)

Performance-based RSU awards for each of Messrs. Furman, Centurion, Rittenbaum, Comstock, and Downes and Ms. Tekorius granted on October 20, 2020 and subject to vesting contingent on the achievement of performance targets as of August 31, 2023. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(7)

Time-based RSU awards for each of Messrs. Centurion, Rittenbaum, Comstock and Downes and Ms. Tekorius granted on October 23, 2018 and vest over a period of three years in annual increments of 33 1/3% of each award beginning one year from grant date.

(8)

Time-based RSU awards for each of Messrs. Centurion, Comstock and Downes and Ms. Tekorius granted on October 23, 2019 and vest over a period of three years in annual increments of 33 1/3% of each award beginning one year from grant date.

(9)	Time-based RSU award for Ms. Tekorius, granted on July 7, 2020 vests over a period of two years in annual increments of 50% on the second and third anniversary of the grant date.
(10)

Time-based RSU awards for each of Messrs. Centurion, Comstock and Downes and Ms. Tekorius granted on October 20, 2020 and vest over a period of three years in annual increments of 33 1/3% of each award beginning one year from grant date.

(11)	Time-based RSU award for Mr. Rittenbaum, granted on October 23, 2019 vests on the second anniversary of the grant date.
(12)	Time-based RSU award for Mr. Rittenbaum, granted on October 20, 2020 vests over a period of two years in annual increments of 50% of each award beginning one year from grant date.
(13)	Time-based RSU award for Mr. Centurion, granted on October 23, 2018 vests on the third anniversary of the grant date.

STOCK VESTED DURING FISCAL YEAR 2021

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting of Shares During the Year Ended August 31, 2021 ($)

William A. Furman	82,459(1)	2,684,825

Lorie L. Tekorius	46,404	1,867,855

Alejandro Centurion	7,039	232,428

Mark J. Rittenbaum	15,414	557,337

Brian J. Comstock	9,921	363,871

Adrian J. Downes	4,961	181,952

(1)	Excludes 26,571 RSUs representing $858,509 in value vested in lieu of cash payment for Mr. Furman’s fiscal 2020 annual incentive award.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

William A. Furman	—	111,496	387,819	—	1,898,860

Lorie L. Tekorius	—	70,446	107,645	—	605,360

Alejandro Centurion	—	180,018	852,425	—	4,030,500

Mark J. Rittenbaum	—	111,381	343,601	—	3,268,963

Brian J. Comstock	167,552	46,806	268,364	—	2,494,537

Adrian J. Downes	28,563	42,569	905,859	—	2,689,449

(1)	All contribution amounts shown in this column are reported as fiscal year 2021 compensation in the Summary Compensation Table, under “All Other Compensation.”
(2)

The Nonqualified Deferred Compensation Plan does not pay above-market or preferential earnings, therefore no earnings reported in this column are reported as fiscal 2021 compensation in the Summary Compensation Table.

THE GREENBRIER COMPANIES	2022 Proxy Statement	41

EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of August 31, 2021 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	1,023,504	(1)	N/A	2,221,500	(2)

Equity compensation plans not approved by security holders	None		N/A	None

(1)	For performance-based awards, represents number of shares issuable at target levels of performance.
(2)	Represents shares available for grant under the 2021 Stock Incentive Plan, in addition to 603,270 shares available to purchase under the 2014 Employee Stock Purchase Plan.

POTENTIAL POST-TERMINATION PAYMENTS

Benefits Triggered on Termination Following a Change of Control

Amended and restated employment agreements entered into effective August 28, 2012 with Messrs. Furman, Centurion and Rittenbaum, as later amended with respect to Messrs. Furman, Centurion and Rittenbaum, provide for certain benefits to these officers if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change of control” of the Company. Ms. Tekorius and Messrs. Comstock and Downes have change of control agreements that provide for similar benefits upon their termination of employment under these scenarios.

In the above-described agreements, the definition of “change of control” generally is defined to include the acquisition by any individual, entity or group of 30% or more of our stock, consummation of a merger or consolidation that results in 50% or more of our stock being owned by persons who were not shareholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

The following table shows the estimated change of control benefits that would have been payable to the NEOs if a change of control (as defined in the applicable agreement) had occurred on August 31, 2021 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason”, each as defined in the applicable agreement.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)	280G Capped Amount(6) ($)

William A. Furman	6,088,721	12,537	8,506,890	—	26,630	14,634,778	19,359,454

Lorie L. Tekorius	3,153,630	24,551	5,408,909	—	—	8,587,090	5,166,625

Alejandro Centurion	2,837,045	49,834	3,126,117	248,392	26,400	6,287,788	6,565,980

Mark J. Rittenbaum	2,580,771	22,740	3,053,175	360,510	26,400	6,043,596	5,934,892

Brian J. Comstock	1,768,744	14,151	2,113,007	—	—	3,895,902	3,757,358

Adrian J. Downes	1,056,256	17,614	1,056,460	—	—	2,130,330	2,220,672

(1)

The employment agreement with Mr. Furman provides for a payment equal to three times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Furman. The employment agreements with Messrs. Centurion and Rittenbaum provide for a payment equal to two and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by the executive. The change of control agreement with Ms. Tekorius provides for a payment equal to two and one half times the sum of her current base salary plus the average of the two most recent annual bonuses received by Ms. Tekorius. The change of control agreement with Mr. Comstock provides for a payment equal to two times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Comstock. The change of control agreement with Mr. Downes provide for a payment equal to one and one half times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Downes. All payments are to be made in a single lump sum within 30 days after the date of termination, unless a delay in payment is required in order to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(2)

If cash severance benefits are triggered, the employment agreements with Messrs. Furman, Centurion, and Rittenbaum also provide that the Company will pay the cost of life, accident and health insurance benefits paid for by the Company at the time of termination for up to 24 months following the termination of employment. The change of control agreements with Ms. Tekorius and Messrs. Comstock and Downes provide that the Company will pay the cost of all health and welfare benefits paid for by the Company at the time of termination for up to 18 months following the termination of employment. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by the Company for each of these executives as of August 31, 2021.

(3)

Current outstanding equity awards do not accelerate upon COC if they are assumed or continued by the acquiring company. Time-based equity awards that are not assumed or continued accelerate and become fully vested upon COC, and performance-based equity awards that are not assumed or continued accelerate and become

42	2022 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

vested based on actual results measured against performance goals as of the COC. Upon termination following COC, time-based awards that were assumed or continued accelerate and become fully vested, and performance-based awards that were assumed or continued accelerate and become vested at target pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable. The amounts in the table above assume that no equity awards are assumed or continued by the acquiring company and represent the number of shares of unvested restricted stock and RSUs and any additional RSUs issuable to the executive, if any, based on performance through August 31, 2021 multiplied by a stock price of $44.10 per share, which was the closing price of our Common Stock on August 31, 2021. The expense that the Company would record would differ from the amount above under FASB ASC Topic 718 because the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.
(4)

The Company provides supplemental retirement benefits under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of the program, in the event that employment of a participant in the target benefit program is terminated within 24 months following a change of control of the Company by the Company other than for “cause” or by the executive for “good reason”, the Company is obligated to contribute to the program on behalf of each such terminated participant an amount equal to the discounted present value of the contributions that would have been required had the participant remained employed until age 65. The amount shown in the table above is the amount that would be required to be contributed to the program on behalf of each participating NEO, assuming that the executive terminated employment as of August 31, 2021 following a change of control. Such amounts are based on the discounted present value of the average amount of contributions made on behalf of each executive during the most recent three-year period.

(5)

Pursuant to their employment agreements, the Company will provide Messrs. Furman, Centurion and Rittenbaum with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. For each of them, the amount above represents the cost of the post-termination automobile benefit for two years, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(6)

Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive is capped at an amount that will prevent any payments being non-deductible under section 280G of the Code or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of Messrs. Furman, Rittenbaum and Centurion if the officer’s employment had been terminated on August 31, 2021, either by us other than for “cause” or by the officer with “good reason,” pursuant to the terms of such officer’s individual agreement with the Company. Messrs. Comstock and Downes and Ms. Tekorius do not have employment agreements with the Company.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)

William A. Furman	4,059,147	12,537	8,506,890	—	39,945	12,618,519

Lorie L. Tekorius	N/A	N/A	N/A	N/A	N/A	N/A

Alejandro Centurion	2,269,636	49,834	3,126,117	360,038	26,400	5,832,024

Mark J. Rittenbaum	2,064,617	22,740	3,053,175	301,674	26,400	5,468,606

Brian J. Comstock	N/A	N/A	N/A	N/A	N/A	N/A

Adrian J. Downes	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Employment agreements with each of Messrs. Furman, Centurion and Rittenbaum provide for lump sum cash severance payments equal to two times the sum of base salary plus the average bonus amount. Messrs. Furman, Centurion and Rittenbaum also are entitled to receive a pro-rated bonus for the year of termination, based on the greater of the average bonus amount or the executive’s target bonus amount, and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2021, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company, subject to the potential application of the six-month delay requirement applicable to “specified employees” under Code Section 409A.

(2)

Employment agreements with each of Messrs. Furman, Centurion and Rittenbaum provide for continuation of life, accident and health insurance benefits paid by the Company for up to 24 months following the termination of employment by the Company other than for “cause” or by the executive for “good reason,” except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by the Company for each of these officers as of August 31, 2021.

(3)

Under the terms of employment agreements with each of Messrs. Furman, Centurion and Rittenbaum, in the event of termination of the executive’s employment by the Company without “cause” or the executive’s termination of his employment for “good reason,” all unvested time-based shares and RSUs will vest; all performance-based restricted stock awards will vest at the target performance level, and all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. Information regarding unvested restricted stock and RSUs held by the NEOs is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $44.10 per share, which was the closing price of our Common Stock on August 31, 2021, and, with respect to performance-based RSUs held by each of Messrs. Furman, Centurion and Rittenbaum, vesting at currently forecasted levels as of the vesting date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

The Company provides supplemental retirement benefits under the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of their employment agreements, Messrs. Centurion and Rittenbaum will continue to be treated as participants in the supplemental retirement plan for two years following termination of employment. The amount shown in the table above for Messrs. Centurion and Rittenbaum is the estimated amount of two years’ additional contributions under the target benefit program for each participating executive, assuming that the executive’s employment was involuntarily terminated as of August 31, 2021.

(5)

Pursuant to their employment agreements, the Company will provide Messrs. Centurion and Rittenbaum with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

THE GREENBRIER COMPANIES	2022 Proxy Statement	43

EXECUTIVE COMPENSATION

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. The Company’s obligation to pay severance benefits to each of Messrs. Centurion and Rittenbaum is contingent upon the officer’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2021 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

Name	Annual Insurance Continuation ($)		Restricted Stock/RSU Acceleration(1) ($)	Annual Retirement Benefit ($)	Total ($)

William A. Furman	12,537	(2)	808,221	N/A	820,758

Lorie L. Tekorius	N/A		N/A	N/A	N/A

Alejandro Centurion	N/A		N/A	N/A	N/A

Mark J. Rittenbaum	N/A		N/A	N/A	N/A

Brian J. Comstock	N/A		N/A	N/A	N/A

Adrian J. Downes	N/A		N/A	N/A	N/A

(1)

Pursuant to Mr. Furman’s fiscal 2019 award agreement, unvested performance-based RSUs will continue to vest based upon performance during the measurement period, and Mr. Furman will be entitled to receive the number of performance-based RSUs to which he would have been entitled if he remained in service to the Company through the end of the Measurement Period. Pursuant to Mr. Furman’s fiscal 2020 and 2021 award agreements, provided that Mr. Furman remains in service to the Company until November 30, 2021 and September 1, 2022, respectively, unvested performance-based RSUs will continue to vest based upon performance during the measurement period, and Mr. Furman will be entitled to receive the number of performance-based RSUs to which he would have been entitled if he remained in service to the Company through the end of the measurement period. The amounts in the table above represent the number of unvested fiscal 2019 performance-based RSUs that would continue to vest assuming Mr. Furman retired on August 31, 2021 and that performance goals had been met at currently forecasted levels, multiplied by a stock price of $44.10 per share, which was the closing price of our Common Stock on August 31, 2021. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(2)

Mr. Furman’s employment agreement provides for continuation of life, accident and health insurance benefits paid by the company for up to 24 months following the termination of employment by the company other than for “cause” or by Mr. Furman for “good reason,” except to the extent similar benefits are provided by a subsequent employer. The amount in the table above represents 12 months of life, accident and health insurance premium payments at the rates paid by the company for Mr. Furman as of August 31, 2021.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2021 by reason of death or disability.

Name	Estimated Cash Benefit(1) ($)	Annual Insurance Continuation ($)		Restricted Stock/RSU Acceleration(2) ($)	Annual Retirement Benefit ($)	Total ($)

William A. Furman	979,574	12,537	(3)	11,613,426	N/A	12,605,537

Lorie L. Tekorius	N/A	N/A		6,135,677	N/A	6,135,677

Alejandro Centurion	N/A	N/A		4,060,155	N/A	4,060,155

Mark J. Rittenbaum	N/A	N/A		3,699,152	N/A	3,699,152

Brian J. Comstock	N/A	N/A		2,597,490	N/A	2,597,490

Adrian J. Downes	N/A	N/A		1,298,701	N/A	1,298,701

(1)

Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the prorated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2021, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be the amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)

Under the terms of the Company’s standard forms of agreements, all unvested shares of restricted stock and RSUs become fully vested upon termination due to death or disability, with performance-based shares and RSUs vesting at the target level. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs (with performance shares and RSUs at target level) multiplied by a stock price of $44.10 per share, which was the closing price of our Common Stock on August 31, 2021. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant rather than as of the vesting date.

(3)

Mr. Furman’s employment agreement provides for continuation of life, accident and health insurance benefits paid by the company for up to 24 months following the termination of employment by the company other than for “cause” or by Mr. Furman for “good reason,” except to the extent similar benefits are provided by a subsequent employer. The amount in the table above represents 12 months of life, accident and health insurance premium payments at the rates paid by the company for Mr. Furman as of August 31, 2021.

44	2022 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

CEO PAY RATIO

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, William A. Furman, to the annual total compensation of our median employee for fiscal 2021.

Fiscal 2021 annual total compensation for our CEO was $5,586,741. The annual total compensation of our median employee was $12,394. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was approximately 451 to 1.

We identified our median employee by examining compensation information derived from payroll records for all employees, excluding the CEO, who were employed by us on August 31, 2021. As of such date, over 75% of employees were located outside the United States. In identifying our median employee, we selected actual base salary (for salaried employees) and wages (for hourly employees), including any applicable bonus or profit sharing, respectively, for the 12-month period ended August 31, 2021 as the most appropriate measure of compensation and consistently applied that measure to all employees included in the calculation.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2021.

Thomas B. Fargo, Chairman

Duane C. McDougall

Graeme A. Jack

David L. Starling

Wendy L. Teramoto

Kelly M. Williams

THE GREENBRIER COMPANIES	2022 Proxy Statement	45

PROPOSAL 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking approval on a nonbinding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement. We provide our shareholders with the opportunity to vote on an advisory basis on the compensation of our named executive officers annually. While this vote is non-binding, consistent with the value we assign to shareholder engagement, we consider the outcome of the vote when making future compensation decisions.

At our 2021 Annual Meeting, our tenth advisory vote on executive compensation passed by a vote of approximately 96% of votes cast. We believe this favorable result reflects our more extensive shareholder engagement efforts. We incorporated direct action in response to feedback we received including reducing overall compensation, more heavily weighting compensation to rigorous performance-based goals and concessions from our CEO such as voluntarily reduced base salary and annual incentive pay. In light of this support, the Compensation Committee continued with the existing compensation programs.

As discussed in the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement, we believe that Greenbrier’s executive compensation programs effectively align the interests of our executive officers with those of our shareholders by linking a significant portion of their compensation to Greenbrier’s performance and by providing a competitive level of compensation designed to recruit, develop, retain and motivate talented executives critical to Greenbrier’s long-term success.

This Proposal 2 allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the compensation paid to the named executive officers through a vote on the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative disclosures.”

In order for this Proposal 2 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions and broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION SET FORTH IN PROPOSAL 2 ABOVE. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

46	2022 Proxy Statement	THE GREENBRIER COMPANIES

OWNERSHIP OF GREENBRIER

COMMON STOCK

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of September 30, 2021, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

William A. Furman	641,531	(3)	1.98%
One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035

Thomas B. Fargo	13,276	(3)(5)	(4)

Wanda F. Felton	11,081	(3)	(4)

Antonio O. Garza	—		(4)

James R. Huffines	10,000		(4)

Graeme A. Jack	53,545	(3)	(4)

Duane C. McDougall	23,950		(4)

David L. Starling	8,839	(3)(6)	(4)

Charles J. Swindells	36,107		(4)

Wendy L. Teramoto	19,421		(4)

Donald A. Washburn	31,350		(4)

Kelly M. Williams	11,579	(3)(7)	(4)

Lorie L. Tekorius	108,514	(3)	(4)

Alejandro Centurion	35,488	(3)	(4)

Mark J. Rittenbaum	74,375	(3)	(4)

Brian J. Comstock	28,512	(3)	(4)

Adrian J. Downes	17,168	(3)(8)	(4)

All directors and executive officers as a group (17 persons)(10)	1,089,266	(9)	3.35%

BlackRock, Inc.	5,172,505	(11)	15.97%

55 East 52nd Street New York, NY 10055

Franklin Mutual Advisors	3,547,396	(12)	10.95%

101 John F. Kennedy Parkway Short Hills, NJ 07078

The Vanguard Group	3,424,479	(13)	10.57%

100 Vanguard Blvd. Malvern, PA 19355

Dimensional Fund Advisors LP	2,501,567	(14)	7.72%

Building One 6300 Bee Cave Road Austin, TX 78746

Barrow, Hanley, Mewhinney & Strauss, LLC	2,109,300	(15)	6.51%

2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761

THE GREENBRIER COMPANIES	2022 Proxy Statement	47

OWNERSHIP OF GREENBRIER COMMON STOCK

(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of September 30, 2021, which is 32,396,889 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following September 30, 2021.

(3)

Includes: (a) time-vesting RSUs that vest within 60 days after September 30, 2021 in the amount of 28,513 for Mr. Furman, 19,969 for Mr. Centurion, 9,224 for Mr. Comstock, 26,621 for Mr. Rittenbaum, 14,494 for Ms. Tekorius and 4,612 for Mr. Downes; (b) shares held in the Nonqualified Deferred Compensation Plan that the individual has a right to acquire within 60 days after September 30, 2021 in the amount of 7,408 for Mr. Fargo, 7,626 for Ms. Felton, 28,136 for Mr. Jack, 4,784 for Mr. Starling and 11,579 for Ms. Williams.

(4)	Less than 1%.
(5)	Excludes 4,784 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2021.
(6)	Excludes 2,842 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2021.
(7)	Excludes 6,481 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2021.
(8)	Excludes 39,518 shares held in the Nonqualified Deferred Compensation Plan that will be settled solely in cash.
(9)

Includes 84,083 time-vesting RSUs that vest within 60 days after September 30, 2021 and/or 59,533 shares held in the Nonqualified Deferred Compensation Plan that the applicable individual has a right to acquire within 60 days after September 30, 2021.

(10)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.
(11)

As reported in Schedule 13G dated December 31, 2020 and filed with the SEC on January 25, 2021. BlackRock has sole voting power over 5,088,557 shares reported and sole dispositive power over all 5,172,505 shares reported. BlackRock does not have shared voting power or shared dispositive power over any of the shares reported.

(12)

As reported in Amendment No. 1 to Schedule 13G dated March 31, 2021 and filed with the SEC on April 8, 2021. Franklin Mutual Advisors (“FMA”) has sole voting power with respect to 3,347,312 shares reported and sole dispositive power with respect to all 3,547,396 reported. The securities reported herein are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisers, LLC (“FMA”), an indirect wholly owned subsidiary of Franklin Resources, Inc. (“FRI”). When an investment management contract (including a sub-advisory agreement) delegates to FMA investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FMA as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FMA reports on Schedule 13G that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise noted in this Item 4. FMA and the FRI affiliates report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Act.

(13)

As reported in Amendment No. 10 to Schedule 13G dated December 31, 2020 and filed with the SEC on February 8, 2021. The Vanguard Group has sole dispositive power with respect to 3,358,088 shares reported. The Vanguard Group has shared power to vote or direct to vote 33,947 shares reported and shared dispositive power with respect to 66,391 shares reported. The Vanguard Group does not have sole voting power over any of the shares reported.

(14)

As reported in Amendment No. 12 to Schedule 13G dated December 31, 2020 and filed with the SEC on February 16, 2021. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 2,411,007 shares reported and sole dispositive power with respect to all 2,501,567 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 12 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any affiliate of the reporting person is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(15)

As reported in Schedule 13G dated December 31, 2020 and filed with the SEC on February 11, 2021. Barrow, Hanley, Mewhinney & Strauss has sole voting power over 1,469,184 shares reported, shared voting power over 640,116 reported and sole dispositive power over all 2,109,300 shares reported. Barrow, Hanley, Mewhinney & Strauss does not have shared dispositive power over any of the shares reported.

48	2022 Proxy Statement	THE GREENBRIER COMPANIES

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

For fiscal years 2021 and 2020, KPMG LLP (“KPMG”) performed professional services for the Company.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for fiscal 2022. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit

Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

In order for this Proposal 3 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is permitted on this Proposal 3. Abstentions will not affect the outcome of voting on this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2022. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit-related services, tax services and other services provided by KPMG in fiscal 2021 and 2020.

Audit, audit-related, tax and all other fees paid to KPMG for fiscal 2021 and 2020 aggregated $3,906,120 and $4,646,852 and were composed of the following:

	2021	2020

Audit Fees	$3,167,074	$3,233,144

Audit-Related Fees	$155,320	$150,134

Total Audit and Audit-Related Fees	$3,322,394	$3,383,278

Tax Fees	$555,166	$652,936

All Other Fees	$28,599	$610,638

Total Audit, Audit-Related and Tax Fees	$3,906,120	$4,646,852

Audit Fees. This category consists of fees billed for the audit of the Company’s annual financial statements and international statutory audits for fiscal 2021 and 2020 and for consents, comfort letters, reviews of registration statements and similar services that include or incorporate the audited financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit-Related Fees. This category consists of fees billed for Statement on Standards for Attestation Engagements 16 audits and other attest services related to financial reporting for fiscal 2021 and 2020.

Tax Fees. This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

All Other Fees. This category consists of fees billed for professional services other than the services reported in the categories above, including permissible business process advisory and consulting services.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix A. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

THE GREENBRIER COMPANIES	2022 Proxy Statement	49

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Report of the Audit Committee

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at www.gbrx.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For fiscal 2021, the members of the Audit Committee of the Board of Directors were Graeme A. Jack (Chairman), Wanda F. Felton, Duane C. McDougall, Wendy L. Teramoto and Kelly M. Williams. Each member of the Audit Committee who served during fiscal 2021 is, or during the time of their service was, an independent director as defined under the rules of the New York Stock Exchange (NYSE). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2021, in addition to its other work, the Audit Committee:

•

Reviewed and discussed with the Company’s management and independent auditors the effectiveness of the Company’s internal controls and the audited financial statements of the Company as of August 31, 2021, and for the year then ended;

•	Discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the Commission; and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2021 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2021 for filing with the SEC.

Graeme A. Jack, Chairman

Wanda F. Felton

Duane C. McDougall

Wendy L. Teramoto

Kelly M. Williams

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

50	2022 Proxy Statement	THE GREENBRIER COMPANIES

ANNUAL MEETING INFORMATION

Online Meeting

To protect the health and safety of our employees, directors and shareholders during these uncertain times, our Board of Directors has authorized us to conduct the Annual Meeting solely online via the Internet through online shareholder tools. This format empowers shareholders to participate fully from any location around the world, at no cost, while protecting their health and safety.

Voting Securities and Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation by our Board of proxies to be voted at the 2021 Annual Meeting of Shareholders of the Company. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting online during the meeting. Shareholders can vote via the Internet in advance of or during the meeting. The voting procedures are designed to comply with Oregon law, to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded. Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/GBX2022 to vote or submit questions during the meeting. As of November 4, 2021, there were 32,546,113 shares of Common Stock outstanding and entitled to vote, and a majority, or 16,273,058 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting.

The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $10,000, plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals.

Single and Multiple Mailings

If you requested a print version of our proxy materials and share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, Phone: (503) 684-7000, Fax: (503) 684-7553. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at www.gbrx.com.

Shareholder Proposals

To be eligible for inclusion in the Company’s proxy materials for the 2021 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, must have been received not later than July 15, 2021 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

THE GREENBRIER COMPANIES	2022 Proxy Statement	51

ANNUAL MEETING INFORMATION

Shareholders may bring business before an annual meeting only in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2023 Annual Meeting by a shareholder, notice must be given to the Secretary of the Company in writing on or before the close of business on July 13, 2022. As to each proposal, the notice must set forth: (i) a brief description of the business and reasons for conducting such business at the annual meeting; (ii) the shareholder’s name and address as they appear on the Company’s books; (iii) the class and number of shares beneficially owned by the shareholder; (iv) any material interest of the shareholder in the proposed business and a description of all arrangements between the shareholder and any other person (including their names) in connection with the proposal; and (v) a representation that the shareholder intends to appear in person at the annual meeting to bring the proposed business before the meeting. The presiding officer at an annual meeting will determine whether a matter is properly brought before the meeting and, if not properly brought, the matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only in compliance with the Company’s Amended and Restated Bylaws. For a director candidate to be nominated by a shareholder for the 2023 Annual Meeting, notice of the nomination must be received by the Secretary of the Company in writing on or before the close of business on July 13, 2022. The notice must (i) set forth as to each director nominee (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of capital stock of the Company owned beneficially or of record by the nominee or in which the nominee has an economic interest through derivative instruments, and (D) any other information relating to the nominee that would be required in a proxy statement or other filing in connection with solicitations of proxies for director elections pursuant to Section 14 of the Exchange Act, and the rules and regulations thereunder; and (ii) set forth as to the shareholder giving the notice (A) the name and record address of the shareholder, (B) the class or series and number of shares of capital stock of the Company owned beneficially or of record by the shareholder or in which the shareholder has an economic interest through derivative instruments, (C) a description of all arrangements between the shareholder and each proposed nominee and any other person (including their names) pursuant to which the nomination is made by the shareholder, (D) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the candidate named in the notice, and (E) any other information relating to the shareholder that would be required in a proxy statement or other filing in connection with solicitations of proxies for director elections pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. The foregoing notice must be accompanied by a signed written consent of each proposed nominee named to serve as a director if elected.

To be eligible for inclusion in the Company’s proxy materials for the 2023 Annual Meeting, a proposal to be presented by a shareholder at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, must be received not later than July 13, 2022 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Incorporation by Reference

According to the provisions of Schedule 14A under the Securities Exchange Act of 1934, the information set forth in the following section of our annual report on Form 10-K is incorporated into this Proxy Statement by reference: “Information about our Executive Officers” from Part I of the Company’s Annual Report on Form 10-K for the year ended August 31, 2021, as filed with the SEC on October 26, 2021.

A copy of the Company’s 2021 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at www.gbrx.com.

52	2022 Proxy Statement	THE GREENBRIER COMPANIES

APPENDIX A

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT

SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and non-audit services.

Policy Statement

All services provided by the Audit Firm, both audit and non-audit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and non-audit services. Examples of audit and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•	Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the independent auditors shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the auditor’s independence. Such documentation should be so detailed that there should never be any doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Company’s independent auditor shall (i) provide the Audit Committee or Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or Designated Member the potential effects of the service on the firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit his or her own work; or (iii) serve in an advocacy role for the Company.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee a “Designated Member”), who is independent as defined under the standards of the NYSE, the

THE GREENBRIER COMPANIES	2022 Proxy Statement	A-1

APPENDIX A - POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services

The Company may not engage the Audit Firm to provide the non-audit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1.

Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2.

Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3.

Actuarial Services. The Audit Firm may not provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4.

Management Functions or Human Resources. Partners and employees of the Audit Firm may not act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5.	Broker-Dealer, Investment Adviser, or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities.
6.

Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7.	Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8.

Financial Information Systems Design and Implementation. The Audit Firm may not design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9.	Other Services. The Audit Firm may not provide any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Policy last amended by the Audit Committee April 2011

Policy last reviewed by the Audit Committee July 2021

A- 2	2022 Proxy Statement	THE GREENBRIER COMPANIES

APPENDIX B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We define EBITDA as Net earnings (loss) before Interest and foreign exchange, Income tax benefit (expense), Depreciation and amortization and Net loss on extinguishment of debt. We believe the presentation of EBITDA provides useful information as it excludes the impact of financing, foreign exchange, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s core business. We believe this assists in comparing our performance across reporting periods.

Reconciliation of Net Earnings to Adjusted EBITDA and EPS to Adjusted EPS

(in thousands except per share amounts)

EBITDA

	2021	2020

Net Earnings	$35.1	$87.8

Interest and Foreign Exchange	43.3	43.7

Loss from Debt Extinguishment	6.3	—

Income Tax Benefit	(40.2)	40.2

Depreciation and Amortization	100.7	109.9

EBITDA	$145.2	$281.4

COVID-Related Expense Higher than Expectations	5.1	—

Adjusted EBITDA	$150.3	$281.4

EPS

2021

GAAP EPS	$0.96

Loss from Debt Extinguishment & Incremental Interest Expense from New Convertible Notes	0.20

COVID-Related Expense Higher than Expectations	0.12

Adjusted EPS	$1.28

EBITDA and EPS were adjusted for expenses related to debt refinancing to extend maturities of Greenbrier’s long-term debt by an average of nearly three years and for pandemic related costs above what was planned.

THE GREENBRIER COMPANIES	2022 Proxy Statement	B-1

THE GREENBRIER COMPANIES
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
info@gbrx.com

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VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date THE GREENBRIER COMPANIES, INC. or meeting date. Have your proxy card in hand when you access the web site ONE CENTERPOINTE DRIVE, STE 200 and follow the instructions to obtain your records and to create an electronic LAKE OSWEGO, OR 97035 voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/GBX2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D62479-P62914 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE GREENBRIER COMPANIES, INC. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold 1a. Thomas B. Fargo ! ! 1b. Antonio O. Garza ! ! 1c. James R. Huf?nes ! ! For Against Abstain 2. Advisory approval of the compensation of the Company’s named executive officers. ! ! ! 3. Ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2022. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com. D62480-P62914 THE GREENBRIER COMPANIES, INC. Annual Meeting of Shareholders January 7, 2022 2:00 PM PST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) William A. Furman, Thomas B. Fargo and Kelly M. Williams, or any of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of THE GREENBRIER COMPANIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM, PST on January 7, 2022, virtually at www.virtualshareholdermeeting.com/GBX2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side